Exhibit 4.3.6.3
EXECUTION COPY

AMENDED AND RESTATED
SECOND SERIES D LETTER OF CREDIT
AND REIMBURSEMENT AGREEMENT
Dated as of April 23, 1998
Among
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
as Account Party
BARCLAYS BANK PLC, NEW YORK BRANCH
as Issuing Bank and as Agent
and
THE PARTICIPATING BANKS
REFERRED TO HEREIN


Relating to

The Industrial Development Authority of the State of New Hampshire Pollution Control Revenue Bonds (Public Service Company of
New Hampshire Project - 1991 Taxable Series D)


AMENDED AND RESTATED
SECOND SERIES D LETTER OF CREDIT
AND REIMBURSEMENT AGREEMENT

Dated as of April 23, 1998

This AMENDED AND RESTATED SECOND SERIES D LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of April 23, 1998 (this "Agreement") is made by and among:

(i)	Public Service Company of New Hampshire, a corporation duly organized and validly existing under the laws of the State of New Hampshire (the "Account Party");

(ii)	Barclays Bank PLC, New York Branch ("Barclays"), as issuer of the Letter of Credit (the "Issuing Bank");

(iii)	The Participating Banks (as hereinafter defined) from time to time party hereto; and

(iv)	Barclays as agent (together with any successor agent hereunder, the
"Agent") for such Participating Banks and the Issuing Bank.

and restates in its entirety the Existing Reimbursement Agreement referred to herein.


PRELIMINARY STATEMENT

The Business Finance Authority (formerly The Industrial Development Authority) of the State of New Hampshire (the "Issuer"), pursuant to a Series D Loan and Trust Agreement, dated as of May 1, 1991 (the "Original Indenture"), by and among the Issuer, the Account Party and State Street Bank and Trust Company, as trustee (such entity, or its successor as trustee, being the "Trustee"), previously issued $114,500,000 aggregate principal amount of The Industrial Development Authority of the State of New Hampshire Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project - 1991 Taxable Series D) (such bonds being herein referred to as the "Taxable Bonds"). Pursuant to the Original Indenture, a First Supplement thereto, dated as of December 1, 1992 and a Second Supplement thereto, dated as of May 1, 1995 (the Original Indenture, as so supplemented by such First Supplement and such Second Supplement and as the same may be further supplemented, amended or modified from time to time with the written consent of the Issuing Bank, being herein referred to as the "Indenture"), the Issuer refunded $75,000,000 aggregate principal amount of the Taxable Bonds through the issuance of $75,000,000 aggregate principal amount of Business Finance Authority of the State of New Hampshire Pollution Control Refunding Revenue Bonds (Public Service Company of New Hampshire Project - 1992 Tax-Exempt Series D) (such bonds being herein referred to as the "Existing Tax-Exempt Refunding Bonds").

The Account Party previously caused Barclays to issue its Irrevocable Letter of Credit No. 839136, dated May 2, 1995 in a stated amount of $117,858,000 (the "Existing Letter of Credit"), in support of the Taxable Bonds and the Existing Tax-Exempt Refunding Bonds, and, in connection therewith, the Account Party entered into a Second Series D Letter of Credit and Reimbursement Agreement dated as of May 1, 1995 (the "Existing Reimbursement Agreement") with Barclays as issuing bank and agent thereunder and the participating banks referred to therein.

The Account Party now wishes to extend and amend the Existing Letter of Credit and, in furtherance thereof, the Account Party has requested the Issuing Bank to issue the Letter of Credit Amendment (as defined herein) to the Paying Agent. Following such extension and amendment and the Fixed-Rate Conversion described herein, the aggregate amount of the Letter of Credit, as so amended, will be $41,748,000 (the "Stated Amount"), of which (i) $39,500,000 shall support the payment of principal of the Taxable Bonds (or the portion of the purchase or redemption price of Bonds corresponding to principal), (ii) $2,248,000 shall support the payment of up to 128 days' interest on the principal amount of Taxable Bonds (or the portion of the purchase or redemption price of Taxable Bonds corresponding to interest), computed at a maximum interest rate of 16% per annum on the basis of the actual days elapsed and a year of 360 days, subject to modification as provided in Section 2.06 hereof, and (iii) $0.00 shall support the payment of premium on Taxable Bonds. The Issuing Bank has agreed to issue the Letter of Credit Amendment subject to the terms and conditions set forth herein and in the Amendment to which this Agreement is appended as Exhibit A (including the terms and conditions relating to the rights and obligations of the Participating Banks).

NOW, THEREFORE, in consideration of the premises set forth herein, the parties hereto agree as follows:


ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION I.1. Certain Defined Terms. In addition to the terms defined in the Preliminary Statement hereto, as used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

"Advances" means Initial Advances and Term Advances, without differentiation; individually, an "Advance".

"Affiliate" means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries controls or is controlled by or is directly or indirectly under common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement for Capacity Transfer" means the Agreement for Capacity Transfer, dated as of December 1, 1989, between The Connecticut Light and Power Company ("CL&P") and the Account Party, as amended by the First Amendment to Agreement for Capacity Transfer, dated as of May 1, 1992 between CL&P and the Account Party, which provides for capacity transfers from the Account Party to CL&P.

"Alternate Base Rate" means, for any period, a fluctuating interest rate per annum equal at all times to the higher from time to time of:

(a)	the rate of interest announced publicly by Barclays in New York, New
York, from time to time, as Barclays' prime rate; and

(b)	1/2 of one percent per annum above the Federal Funds Rate from time to time;

plus, in either case, the Applicable Margin for Base Rate Advances. Each change in the Alternate Base Rate shall take effect concurrently with any change in such prime rate or Federal Funds Rate, as the case may be.

"Amendment" means the First Amendment to the Existing Reimbursement Agreement, to which this Agreement is appended as Exhibit A.

"Amendment Closing Date" means the Business Day upon which each of the conditions precedent enumerated in Sections 3.01 and 3.02 of the Amendment shall be fulfilled to the satisfaction of the Agent, the Issuing Bank, the Participating Banks and the Account Party. All transactions contemplated to occur on the Amendment Closing Date shall occur contemporaneously on or prior to April 23, 1998, at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, at 12:01 A.M. (New York City time), or at such other place and time as the parties hereto may mutually agree.

"Applicable Commission" means, for any day, two and one-quarter percent
(2.25%).

"Applicable Lending Office" means, with respect to each Participating Bank,
(i) (A) such Participating Bank's "Domestic Lending Office", in the case of a Base Rate Advance, and (B) such Participating Bank's "Eurodollar Lending Office," in the case of a Eurodollar Rate Advance, in each case as specified opposite such Participating Bank's name on Schedule I hereto (in the case of a Participating Bank initially party to this Agreement) or in the Participation Assignment pursuant to which such Participating Bank became a Participating Bank (in the case of any other Participating Bank), or (ii) such other office or affiliate of such Participating Bank as such Participating Bank may from time to time specify to the Account Party and the Agent.

"Applicable Margin" means, for any day: (i) two and one-quarter percent (2.25%), for any outstanding Eurodollar Rate Advance, and (ii) one and one-quarter percent (1.25%), for any outstanding Base Rate Advance.

"Arrangers" means Barclays Bank PLC and SBC Warburg Dillon Read, Inc.

"Available Amount" in effect at any time means the maximum aggregate amount available to be drawn at such time under the Letter of Credit, the determination of such maximum amount to assume compliance with all conditions for drawing and no reduction for (i) any amount drawn by the Paying Agent to make a regularly scheduled payment of interest on the Bonds (unless such amount will not be reinstated under the Letter of Credit) or (ii) any amount not available to be drawn because Bonds are held by or for the account of the Account Party and/or in pledge for the benefit of the Issuing Bank, but after giving effect nevertheless, to any reduction in the Stated Amount effected pursuant to Section 2.06 hereof.

"Bankruptcy Code" means Title 11 of the United States Code, as the same may be amended from time to time, or any successor bankruptcy law of the United States.

"Base Rate Advance" means an Advance in respect of which the Account Party has selected in accordance with Article III hereof, or this Agreement otherwise provides for, interest to be computed on the basis of the Alternate Base Rate.

"Bonds" means (i) the Taxable Bonds outstanding as of the date hereof, (ii) the Existing Tax-Exempt Refunding Bonds and (iii) any further Tax-Exempt Refunding Bonds (as defined in the Indenture) that may be issued in accordance with the Indenture and this Agreement to refund any of such remaining Taxable Bonds; provided, however, that upon the Fixed-Rate Conversion and reimbursement to the Issuing Bank and the Participating Banks of the Fixed-Rate Conversion Drawing, the Existing Tax-Exempt Refunding Bonds shall cease to be Bonds hereunder.

"Business Day" means a day of the year that is not a Sunday, legal holiday or a day on which banks are required or authorized to close in New York City and, (i) if the applicable Business Day relates to any Eurodollar Rate Advance, is a day on which dealings are carried on in the London interbank market and/or (ii) if the applicable Business Day relates to any action to be taken by, or notice furnished to or by, or payment to be made to or by, the Trustee, the Paying Agent, the Remarketing Agent or the First Mortgage Trustee, is a day on which (A) banking institutions are not authorized pursuant to law to close, (B) the corporate trust office of the First Mortgage Trustee is open for business, (C) banking institutions in all of the cities in which the principal offices of the Issuing Bank, the Trustee, the Paying Agent, the First Mortgage Trustee and, if applicable, the Remarketing Agent are located are not required or authorized to remain closed and (D) the New York Stock Exchange is not closed.

"Cash Account" has the meaning assigned to that term in Section 7.05(a).

"CL&P" has the meaning assigned to that term in the definition of Agreement for Capacity Transfer.

"Citibank" means Citibank, N.A.

"Collateral" means all of the collateral in which liens, mortgages or security interests are purported to be granted by any or all of the Security Documents.

"Collateral Agent" means The Chase Manhattan Bank and any successor as collateral agent under the Intercreditor Agreement.

"Commitment" means, for each Participating Bank, such Participating Bank's Percentage of the Available Amount. "Commitments" shall refer to the aggregate of the Commitments.

"Common Equity" means, at any date, an amount equal to the sum of the aggregate of the par value of or stated capital represented by, the outstanding shares of common stock of the Account Party and the surplus, paid-in, earned and other, if any, of the Account Party.

"Confidential Information" has the meaning assigned to that term in Section
10.09 hereof.

"Conversion", "Convert" or "Converted" each refers to a conversion of Term Advances pursuant to Section 3.04 hereof, including, but not limited to any selection of a longer or shorter Interest Period to be applicable to such Term Advances or any conversion of a Term Advance as described in Section 3.04(c) hereof.

"Credit Termination Date" means the date on which the Letter of Credit shall terminate in accordance with its terms.

"date hereof" means April 23, 1998.

"Debt" means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases (not including the Unit Contract), (v) obligations (contingent or otherwise) of such Person under reimbursement or similar agreements with respect to the issuance of letters of credit (vi) net obligations (contingent or otherwise) of such Person under interest rate swap, "cap", "collar" or other hedging agreements, (vii) obligations of such person to pay rent or other amounts under leases entered into in connection with sale and leaseback transactions involving assets of such Person being sold in connection therewith, (viii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii), above, and (ix) liabilities in respect of unfunded vested benefits under ERISA Plans.

"Default Rate" means a fluctuating interest rate equal at all times to 2% per annum above the rate applicable to Base Rate Advances at such time.

"Disclosure Documents" means the Information Memorandum, the 1997 10-K and any Current Report on Form 8-K filed by the Account Party with the Securities and Exchange Commission after December 31, 1997 furnished to the Participating Banks prior to the execution and delivery of the Amendment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated, that, together with the Account Party is treated as a single employer under
Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

"ERISA Multiemployer Plan" means a "multiemployer plan" subject to Title IV of ERISA.

"ERISA Plan" means an employee benefit plan (other than an ERISA
Multiemployer Plan) maintained for employees of the Account Party or any ERISA Affiliate and covered by Title IV of ERISA.

"ERISA Plan Termination Event" means (i) a "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived) with respect to an ERISA Plan or an ERISA Multiemployer Plan, or (ii) the existence with respect to any ERISA plan of an "accumulated funding deficiency" (as defined in Section 412(d) of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (iv) the incurrence by the Account Party or any of its ERISA Affiliates of any liability under Title IV or ERISA with respect to the termination of any ERISA Plan; (v) the receipt by Account Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or an ERISA Multiemployer Plan under Section 4041 of ERISA or to appoint a trustee to administer any ERISA Plan or ERISA Multiemployer Plan; (vi) the receipt by the Account Party or any of its ERISA Affiliates of any notice, or the receipt by an ERISA Multiemployer Plan from the Account Party or any of its ERISA Affiliates of any notice, concerning the imposition of liability due to any withdrawal of the Account Party or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multiemployer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or a determination that an ERISA Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (vii) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multiemployer Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Rate" means for any Interest Period for any Eurodollar Rate Advances comprising part of the same Term Borrowing, an interest rate per annum equal at all times during such Interest Period to the sum of:

(i)	the rate per annum (rounded upward to the nearest whole multiple of
1/100 of 1% per annum, if such rate is not such a multiple) determined by the Agent at which deposits in United States dollars in amounts comparable to the Eurodollar Rate Advance of Barclays comprising part of such Term Borrowing and for comparable periods as such Interest Period are offered by the principal office of Barclays in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, plus

(ii)	the Applicable Margin.

"Eurodollar Rate Advance" means an Advance in respect of which the Account Party has selected in accordance with Article III hereof, and this Agreement provides for, interest to be computed on the basis of the Eurodollar Rate.

"Eurodollar Reserve Percentage" of any Participating Bank for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Participating Bank with respect to liabilities or assets consisting of or including "eurocurrency liabilities" having a term equal to such Interest Period.

"Event of Default" has the meaning assigned to that term in Section 8.01.

"Existing Letter of Credit" has the meaning assigned to that term in the Preliminary Statement.

"Existing Reimbursement Agreement" has the meaning assigned to that term in the Preliminary Statement.

"Existing Tax-Exempt Refunding Bonds" has the meaning assigned to that term in the Preliminary Statement.

"Extension Collateral" has the meaning assigned to that term in Section
7.05(b).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Final Plan" means the "Final Plan" implementing Chapter 374-F of the Revised Statutes Annotated of New Hampshire, adopted by the NHPUC on February 28, 1997, and any successor plan or proposal.

"First Mortgage Bonds" means first mortgage bonds issued or to be issued by the Account Party and secured, directly or indirectly, collectively or severally, by one or more first-priority liens on all or part of the Indenture Assets pursuant to the First Mortgage Indenture or another indenture in form and substance satisfactory to the Majority Lenders. For purposes hereof, all or part of the First Mortgage Bonds may be issued as collateral for pollution control revenue bonds or industrial revenue bonds, whether taxable or tax exempt issued by the Account Party or by a governmental authority at the Account Party's request.

"First Mortgage Indenture" means the General and Refunding Mortgage Indenture, between the Account Party and New England Merchants National Bank, as trustee and to which First Union National Bank is successor trustee, dated as of August 15, 1978, as amended and supplemented through the date hereof and as the same may thereafter be amended, supplemented or modified from time to time.

"First Mortgage Trustee" means the trustee from time to time under the First Mortgage Indenture.

"Fixed-Rate Conversion" means the Conversion (as defined in the Indenture) of the Existing Tax-Exempt Refunding Bonds to the Fixed-Rate Mode (as defined in the Indenture), which Conversion is proposed to occur on May 1, 1998.

"Fixed-Rate Conversion Drawing" means the Tender Drawing and the related Interest Drawing (as those terms are defined in the Letter of Credit) to effect the purchase on May 1, 1998 of the Existing Tax-Exempt Refunding Bonds immediately prior to the Fixed-Rate Conversion.

"Governmental Approval" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body required in connection with any of: (i) the execution, delivery or performance of the Rate Agreement, any Transaction Document, Loan Document, Related Document or Significant Contract, (ii) the grant and perfection of any security interest, lien or mortgage contemplated by the Security Documents, (iii) the nature of the Account Party's business as conducted or the nature of the property owned or leased by it or (iv) any NUG Settlement. For purposes of this Agreement, Chapter 362-C of the Revised Statutes Annotated of New Hampshire, in effect on the Original Closing Date, shall be deemed to be a Governmental Approval.

"Hazardous Substance" means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States of America or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

"Indemnified Person" has the meaning assigned to that term in Section 10.04(b) hereof.

"Indenture" has the meaning assigned to that term in the Preliminary
Statement.

"Indenture Assets" means fixed assets of the Account Party (including related Governmental Approvals and regulatory assets) which from time to time are subject to the first-priority lien under the First Mortgage Indenture. "Information Memorandum" means the Confidential Information Memorandum, dated February, 1998 regarding the Account Party, as distributed to the Issuing Bank and the Participating Banks, including, without limitation, all schedules, attachments and supplements, if any, thereto.

"Initial Advance" has the meaning assigned to that term in Section 3.02(a) hereof.

"Initial Repayment Date" has the meaning assigned to that term in Section 3.02(a) hereof.

"Intercreditor Agreement" means the Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Agent, Swiss Bank Corporation, Stamford Branch as "Agent" under the Other Reimbursement Agreement and The Chase Manhattan Bank, as Administrative Agent under the Revolving Credit Agreement and as Collateral Agent.

"Interest Component" has the meaning assigned to that term in the Letter of Credit.

"Interest Drawing" has the meaning assigned to that term in the Letter of Credit.

"Interest Expense" means, for any period, the aggregate amount of any interest on Debt (including long-term and short-term Debt).

"Interest Period" has the meaning assigned to that term in Section 3.03(b) hereof.

"Issuer" has the meaning assigned to that term in the Preliminary Statement.

"Issuer Resolution" means the resolution adopted by the Issuer that authorized the issuance of the Bonds, approved the terms and provisions of the Bonds, and approved those of the documents related to the Bonds to which the Issuer is a party.

"Letter of Credit" means the Existing Letter of Credit, issued in the form of
Exhibit 1.01A to the Existing Agreement, as extended and amended by the Letter of Credit Amendment, and as it may from time to time be further extended, amended or otherwise modified pursuant to the terms of this Agreement.

"Letter of Credit Amendment" means the First Amendment to Irrevocable Letter of Credit issued by the Issuing Bank in favor of the Paying Agent, in substantially the form of Exhibit 1.01A-2 hereto.

"Lien" has the meaning assigned to that term in Section 7.02(a) hereof.

"Loan Documents" means this Agreement and the Security Documents, as each may be amended, supplemented or otherwise modified from time to time.

"Major Electric Generating Plants" means the following nuclear, combustion turbine and coal, oil or diesel-fired generating stations of the Account
Party: the Merrimack generating station located in Bow, New Hampshire; the Newington generating station located in Newington, New Hampshire; the Schiller generating station located in Portsmouth, New Hampshire; the White Lake combustion turbine located in Tamworth, New Hampshire; the Millstone Unit No. 3 generating station located in Waterford, Connecticut, and the Wyman Unit No. 4 generating station located in Yarmouth, Maine.

"Majority Lenders" means on any date of determination, (i) the Issuing Bank and (ii) Participating Banks who, collectively, on such date, have Participation Percentages in the aggregate of at least 66-2/3%. Determination of those Participating Banks satisfying the criteria specified above for action by the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

"Material Adverse Effect" means a material adverse effect upon: (i) the Account Party's business, prospects, operations, properties, assets, or condition (financial or otherwise), (ii) the Account Party's ability to perform under any Loan Document, Related Document, the Rate Agreement or any Significant Contract, (iii) the value, validity, perfection and enforceability of the any Lien granted under or in connection with any Security Document, or (iv) the ability of the Collateral Agent, the Agent or the Issuing Bank to enforce any of the obligations or any of their material rights and remedies under the Loan Documents; provided, that, any material adverse development with respect to the Rate Proceeding, the Rate Agreement or the Final Plan that results in a material adverse effect on the Account Party other than as described in the Disclosure Documents shall automatically be deemed to be a Material Adverse Effect.

"Merger" means (i) the merger on June 5, 1992 of NU Acquisition Corp., a wholly-owned subsidiary of NU, with and into the Account Party and (ii) the transfer on the same date by the Account Party, as so merged, of its right, title and interest in Seabrook to NAEC.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"NAEC" means North Atlantic Energy Corporation, a wholly-owned subsidiary of NU.

"NHPUC" means the New Hampshire Public Utilities Commission.

"1997 10-K" means the Account Party's 1997 Annual Report and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
"NU" means Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts.

"NUG Settlement" means any buy-out, buy-down or other transaction, or any other arrangement or agreement, entered into or proposed to be entered into by the Account Party to terminate or reduce, or to resolve a dispute concerning, an obligation of the Account Party to purchase power and/or capacity from a non-utility generator.

"NUSCO" means Northeast Utilities Service Company, a Connecticut corporation and a wholly-owned subsidiary of NU.

"Official Statement" means any Official Statement, Preliminary Official Statement or similar disclosure document relating to the Bonds (including in connection with the Fixed-Rate Conversion), and shall include any amendment, supplement or "sticker" thereto.

"Operating Income" means, for any period, the Account Party's operating income for such period, adjusted as follows:

(i)	increased by the amount of income taxes (including New Hampshire
Business Profits Tax and other comparable taxes) paid by the Account Party during such period, if and to the extent they are deducted in the computation of the Account Party's operating income for such period; and

(ii)	increased by the amount of any depreciation deducted by the Account
Party during such period; and

(iii)	increased by the amount of any amortization of acquisition
adjustment deducted by the Account Party during such period; and

(iv)	decreased by the amount of any capital expenditures paid by the Account
Party during such period.

"Original Closing Date" means the Business Day upon which each of the conditions precedent enumerated in Sections 5.01 and 5.02 of the Existing Reimbursement Agreement were fulfilled to the satisfaction of the Agent, the Issuing Bank, the Participating Banks and the Account Party, which date was May 2, 1995.

"Original Indenture" has the meaning assigned to that term in the Preliminary Statement.

"Other Reimbursement Agreement" means (i) the Second Series E Letter of Credit and Reimbursement Agreement, dated as of May 1, 1995, among the Account Party, Swiss Bank Corporation, New York Branch, as issuing bank and agent thereunder and the Participating Banks referred to therein relating to the Issuer's Pollution Control Revenue Bonds (Public Service Company of New Hampshire Project-1991 Taxable Series E) and the Issuer's Pollution Control Refunding Revenue Bonds (Public Service Company of New Hampshire Project-1993 Tax-Exempt Series E), as amended by the Other Reimbursement Agreement Amendment and as the same may from time to time be further amended, modified or supplemented or (ii) any reimbursement agreement or similar agreement relating to a substitute credit facility applicable to such bonds.

"Other Reimbursement Agreement Amendment" means the First Amendment, dated the date hereof, to the Other Reimbursement Agreement.

"Participant" shall have the meaning assigned to that term in Section 10.06(b) hereof.

"Participating Banks" means: (i) as of any date of determination prior to the Letter of Credit Amendment becoming effective in accordance with its terms, the Participating Banks parties to the Existing Reimbursement Agreement and
(ii) thereafter, the Persons listed on the signature pages to the Amendment following the heading "Participating Banks" and any other Person who becomes a party hereto pursuant to Section 10.06 hereof.

"Participation Assignment" means a participation assignment entered into pursuant to Section 10.06 hereof by any Participating Bank and an assignee, in substantially the form of Exhibit 1.01B hereto.

"Participation Percentage" means, with respect to any Participating Bank: (i) as of any date of determination prior to the Letter of Credit Amendment becoming effective in accordance with its terms, such Participating Bank's Participation Percentage as determined pursuant to the Existing Reimbursement Agreement (which, in the case of Swiss Bank Corporation, Stamford Branch is zero); (ii) thereafter, (A) with respect to a Participating Bank initially a party to this Agreement, the percentage set forth opposite such Participating Bank's name on Schedule II to the Amendment, except as provided in clause
(iii), below and (B) with respect to a Participating Bank that becomes a party hereto by operation of Section 10.06(a) hereof, the Participation Percentage stated to be assumed by such assignee Participating Bank in the relevant Participation Assignment, except as provided in clause (iii), below, and (iii) at any time, with respect to any Participating Bank that assigns a percentage of its interests in accordance with Section 10.06(a) hereof, its Participation Percentage determined in accordance with clause (i) or clause
(ii), above, as reduced by the percentage so assigned.

"Paying Agent" means (i) U.S. Bank Trust National Association (formerly First Trust of New York, National Association), and (ii) any successor paying agent for the Bonds under the Indenture.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

"Permitted Investments" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition by such Person; (ii) time deposits and certificates of deposit, with maturities of not more than six (6) months from the date of acquisition by such Person, of any international commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and having a rating on its commercial paper of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's; (iii) commercial paper issued by any Person, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and matures not more than six (6) months after the date of acquisition by such Person; (iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) and (ii) above and (v) United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 in effect in the United States, that invest primarily in direct obligations issued by the United States Treasury and repurchase obligations backed by those obligations, and rated in the highest category by S&P and Moody's.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means that certain Third Amended Joint Plan of Reorganization of the Account Party, dated December 28, 1989, as confirmed by order of the United States Bankruptcy Court for the District of New Hampshire on April 20, 1990.

"Pledge Agreement" means the Series D Pledge Agreement, dated as of May 1, 1991, by the Account Party in favor of Citibank, as amended by a First Amendment thereto, dated as of October 1, 1992, and by a Second Amendment thereto, dated as of May 1, 1995 among the Account Party, Citibank and Barclays, as agent and issuing bank under the Existing Reimbursement Agreement, and as the same may from time to time be amended, modified or supplemented.

"Pledged Bonds" shall have the meaning assigned to that term in the Pledge Agreement.

"Preferred Stock" means 5,000,000 shares of Series A Preferred Stock of the Account Party (par value $25).

"Premium Component" has the meaning assigned to that term in the Letter of Credit.

"Principal Component" has the meaning assigned to that term in the Letter of Credit.

"Rate Agreement" means the Agreement dated as of November 22, 1989, as amended by the First Amendment to Rate Agreement dated as of December 5, 1989, the Second Amendment to Rate Agreement dated as of December 12, 1989, the Third Amendment to Rate Agreement dated as of December 28, 1993, the Fourth Amendment to Rate Agreement dated as of September 21, 1994 and the Fifth Amendment to Rate Agreement dated as of September 9, 1994, among NUSCO, the Governor and Attorney General of the State of New Hampshire and adopted by the Account Party as of July 10,1990 (excluding the Unit Contract appended as Exhibit A thereto subsequent to the effectiveness of such contract).

"Rate Proceeding" means all regulatory proceedings relating to the Account Party and resulting from the NHPUC's adoption of the Final Plan, together with the Federal litigation commenced by the Account Party and certain of its Affiliates in response thereto.

"Recipient" has the meaning assigned to that term in Section 10.09 hereto.

"Related Documents" means the Letter of Credit, the Bonds, the Indenture and any Remarketing Agreement.

"Remarketing Agent" has the meaning assigned to that term in the Indenture.

"Remarketing Agreement" means (i) the Remarketing Agreement, dated as of May 1, 1991, between the Account Party and Goldman, Sachs Money Markets Inc. relating to the Taxable Bonds, (ii) the Remarketing Agreement, dated as of December 1, 1992, between the Account Party and Goldman, Sachs & Co. relating to the Existing Tax-Exempt Refunding Bonds, (iii) any similar agreement subsequently entered into with respect to any other Tax-Exempt Refunding Bonds and (iv) any successor agreement to any of the foregoing or any similar agreement between the Account Party and a successor Remarketing Agent as shall be in effect from time to time in accordance with the terms of the Indenture.

"Restricted Payment" has the meaning assigned to that term in Section 7.02(e) hereof.

"Revolving Credit Agent" means The Chase Manhattan Bank and any successor as "Administrative Agent" under (and as defined in) the Revolving Credit Agreement.

"Revolving Credit Agreement" means the $75,000,000 (original principal amount) Revolving Credit Agreement, dated as of the date hereof, among the Account Party, the Banks and Co-Agents named therein, and The Chase Manhattan Bank, as Administrative Agent; in each case as amended, modified or supplemented to the date hereof and as the same may be further amended, modified or supplemented from and after the date hereof.

"Revolving Credit Lenders" means the Lenders from time to time under (and as defined in) the Revolving Credit Agreement.

"S&P" means Standard and Poor's Ratings Group or any successor thereto.

"Seabrook" means the nuclear-fueled, steam-electric generating plant at a site located in Seabrook, New Hampshire, and the related real property interests and other fixed assets of such plant.

"Secured Party" has the meaning assigned to that term in the Intercreditor Agreement.

"Security Agreement" means the Assignment and Security Agreement, dated as of the date hereof, between the Account Party and the Collateral Agent, pursuant to which the Account Party has granted to the Collateral Agent a security interest in certain of the Account Party's accounts receivable, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement and the Intercreditor Agreement.

"Security Documents" means the Pledge Agreement, the Security Agreement, the Intercreditor Agreement, the Indenture, the First Mortgage Indenture and the Series F First Mortgage Bonds.

"Series F First Mortgage Bonds" means the Account Party's Series F First Mortgage Bonds.

"Sharing Agreement" means the Sharing Agreement, dated as of June 1, 1992, among CL&P, Western Massachusetts Electric Company, Holyoke Water Power Company, Holyoke Power and Electric Company, the Account Party and NUSCO.

"Significant Contract" means the following contracts, in each case as the same may be amended, modified or supplemented from time to time in accordance with this Agreement:

(i)	the Agreement for Capacity Transfer;

(ii)	the Sharing Agreement;

(iii)	the Tax Allocation Agreement; and

(iv)	the Unit Contract.

"Stated Amount" has the meaning assigned to that term in the Preliminary Statement hereto.

"Stated Termination Date" means the expiration date specified in clause (i) of the first paragraph of Paragraph (1) of the Letter of Credit, as such date may be extended pursuant to Section 2.05 hereof

"Tax Allocation Agreement" means the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990, among NU and the members of the consolidated group of which NU is the common parent, including, without limitation, the Account Party.

"Taxable Bonds" has the meaning assigned to that term in the Preliminary Statement.

"Tender Drawing" has the meaning assigned to that term in the Letter of Credit.

"Term Advance" has the meaning assigned to that term in Section 3.02(b) hereof, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Term Advance). The Type of a Term Advance may change from time to time when such Term Advance is Converted. For purposes of this Agreement, all Term Advances of a Participating Bank (or portions thereof) made as, or Converted to, the same Type and Interest Period on the same day shall be deemed a single Term Advance by such Participating Bank until repaid or next Converted.

"Term Borrowing" means a borrowing consisting of Term Advances of the same Type and Interest Period made on the same day by the Participating Banks, ratably in accordance with their respective Participation Percentages. A Term Borrowing may be referred to herein as being a "Type" of Term Borrowing, corresponding to the Type of Term Advances comprising such Term Borrowing. For purposes of this Agreement, all Term Advances made as, or Converted to, the same Type and Interest Period on the same day shall be deemed a single Term Borrowing until repaid or next Converted.

"Termination Date" means the Stated Termination Date or the earlier date of termination of the Commitments pursuant to Sections 2.02 or 8.02 hereunder.

"Total Capitalization" means, as of any day, the aggregate of all amounts that would, in accordance with generally accepted accounting principles applied on a basis consistent with the standards referred to in Section 1.03 hereof, appear on the balance sheet of the Account Party as at such day as the sum of (i) the principal amount of all long-term Debt of the Account Party on such day, (ii) the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of the Account Party on such day, (iii) the surplus of the Account Party, paid-in, earned and other, if any, on such day and (iv) the unpaid principal amount of all short-term Debt of the Account Party on such day.

"Transaction Documents" means the Amendment, this Agreement, the Intercreditor Agreement, the Security Agreement, the Revolving Credit Agreement, the Other Reimbursement Agreement Amendment and the other documents to be delivered by or on behalf of the Account Party on or in connection with the Amendment Closing Date.

"Trustee" has the meaning assigned to that term in the Preliminary Statement hereto.

"Type" has the meaning assigned to such term in the definitions of "Term Advance" and "Term Borrowing" herein.

"Unit Contract" means the Unit Contract, dated as of June 1, 1992, between the Account Party and NAEC.

"Unmatured Default" means the occurrence and continuance of an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

SECTION I.2. Computation of Time Periods. In the computation of periods of time under this Agreement any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION I.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with the application employed in the preparation of the financial projections and pro formas referred to in
Section 5.01 hereof.

SECTION I.4. Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the Available Amount on such date, (ii) the aggregate principal amount of all Advances outstanding on such date and (iii) the aggregate amount of all demand loans under Section
3.01 hereunder on such date, in each case after giving effect to all transactions to be made on such date and the application of the proceeds thereof.

ARTICLE II
THE LETTER OF CREDIT

SECTION II.1. The Letter of Credit. The Issuing Bank issued the Existing Letter of Credit on the Original Closing Date. The Issuing Bank agrees, on the terms and conditions hereinafter set forth (including, without limitation, the applicable conditions precedent set forth in the Amendment), to issue the Letter of Credit Amendment to the Paying Agent, upon not less than three Business Days prior notice from the Account Party, on the Amendment Closing Date.

SECTION II.2. Termination of the Commitments. The obligation of the Issuing Bank to issue the Letter of Credit Amendment shall automatically terminate if not delivered at or prior to 5:00 P.M. (New York City time) on May 1, 1998.

SECTION II.3. Commissions and Fees. (a) The Account Party hereby agrees to pay to the Agent, for the account of the Participating Banks ratably in accordance with their respective Participation Percentages, a letter of credit commission on the Available Amount in effect from time to time from the date hereof until the Letter of Credit shall be surrendered for cancellation (disregarding for such purpose any temporary diminution thereof arising from drawings under the Letter of Credit to pay interest (or purchase price corresponding to interest) on the Bonds, regardless of whether the amount so drawn shall be thereafter reinstated), at a rate per annum equal to the Applicable Commission, payable on the last business day of each month and upon such surrender ; provided that if an Event of Default shall have occurred and is continuing, the Applicable Commission in effect from time to time shall be increased by a further 2%.

(b)	The Account Party also agrees to pay to the Agent for the account of the
Participating Banks ratably in accordance with their respective Participation Percentages, such participation fees as have been agreed among them, the Account Party and the Agent, such participation fee to be payable in full simultaneously with the issuance of the Letter of Credit Amendment.

(c)	The Account Party also agrees to pay to the Agent, for the account of the Issuing Bank, such other fees as have been agreed upon by the Account Party and the Issuing Bank in that certain Fee Letter, dated February 25, 1998, between the Account Party and the Arrangers (the "Fee Agreement").

(d)	The Account Party also agrees to pay to the Agent, for its own account and/or the account of Barclays, such other fees as have been agreed upon by the Account Party and the Agent in the Fee Agreement.

SECTION II.4. Reinstatement of the Letter of Credit. (a) The Interest Component and the Principal Component shall, from time to time, be reinstated by the Issuing Bank in accordance with, and only to the extent provided in, the Letter of Credit. In no event shall reductions in the Premium Component be reinstated.

(b)	Interest Component. With respect to reinstatement of reductions in the
Interest Component resulting from Interest Drawings:

(i)	The Issuing Bank may only deliver to the Paying Agent any notice of non-
reinstatement pursuant to Paragraph 5(i)(A) of the Letter of Credit if (A) the Issuing Bank and/or the Participating Banks have not been reimbursed in full by the Account Party for one or more drawings, together with interest if any, owing thereon pursuant to this Agreement or (B) an Event of Default has occurred and is then continuing.

(ii)	if, subsequent to any such delivery of a notice of non-reinstatement, the circumstances giving rise to the delivery of such notice of non-reinstatement shall have ceased to exist (whether as a result of reimbursement of unreimbursed drawings, or waiver or cure of an Event of Default, or otherwise), then, provided that no other Event of Default shall have occurred and be continuing, the Issuing Bank shall deliver to the Paying Agent, by hand delivery or facsimile transmission, a Notice of Reinstatement in the form of Exhibit 5 to the Letter of Credit reinstating that portion of the Interest Component in respect of which such notice of non-reinstatement was given.

(c)	Principal Component.  With respect to reinstatement of a reduction in the Principal Component resulting from any Tender Drawing, IF:

(i)	such reduction has not been reinstated pursuant to Paragraph 5(ii)(A) of the Letter of Credit;

(ii)	the Issuing Bank and/or the Participating Banks shall have been reimbursed by the Account Party for such Tender Drawing;

(iii)	any demand loan(s) and Advance(s) made in respect of such Tender
Drawing shall have been repaid by the Account Party, together with any interest thereon and any other amounts payable hereunder in connection therewith; AND

(iv) 	no Event of Default shall have occurred and then be continuing;

THEN, the Issuing Bank shall deliver to the Paying Agent, by hand delivery or facsimile transmission, a Notice of Reinstatement in the form of Exhibit 5 to the Letter of Credit reinstating the Principal Component to the extent of such Tender Drawing.

SECTION II.5. Extension of the Stated Termination Date. Unless the Letter of Credit shall have previously expired in accordance with its terms, at least 105 days but not more than 120 days before the Stated Termination Date, the Account Party may, by notice to the Agent (any such notice being irrevocable), request the Issuing Bank and the Participating Banks to extend the Stated Termination Date of the Letter of Credit for a period of one year. If the Account Party shall make such request, the Agent shall promptly inform the Issuing Bank and the Participating Banks and, no later than 60 days prior to the Stated Termination Date, the Agent shall notify the Account Party in writing (with a copy of such notice to the Trustee and the Paying Agent) if the Issuing Bank and the Participating Banks consent to such request and the conditions of such consent (including conditions relating to legal documentation). The granting of any such consent shall be in the sole and absolute discretion of the Issuing Bank and the Participating Banks, and if the Agent shall not so notify the Account Party, such lack of notification shall be deemed to be a determination not to consent to such request. No such extension shall occur unless the Issuing Bank and all of the Participating Banks consent thereto (or if less than all the Participating Banks consent thereto, unless one or more other Participating Banks agree to assume all of the Commitments of the non-consenting Participating Banks).

SECTION II.6. Modification of the Letter of Credit. In the event that the Account Party elects to cause the issuance of any additional series of Tax-Exempt Refunding Bonds (as defined in the Indenture) pursuant to Article IV of the Indenture, the Account Party may, but shall not be obligated to, propose amendments to the Letter of Credit to change the method of computing the Interest Component or such other terms thereof as may be necessary or appropriate in connection with such issuance. Any such proposal shall be furnished to the Issuing Bank in writing not later than 60 days prior to the date proposed for such issuance. If the Issuing Bank shall consent to such amendments (which consent, subject to the provisions of the next succeeding sentence, shall not be unreasonably withheld) the Issuing Bank shall, upon surrender of the Letter of Credit by the beneficiary thereof for amendment (or replacement, as the Issuing Bank may elect), amend the Letter of Credit accordingly (or issue a replacement Letter of Credit therefor reflecting such amendments but otherwise identical to the Letter of Credit so surrendered). Notwithstanding the foregoing, without the consent of the requisite Participating Banks as determined in accordance with Section 10.01, the Issuing Bank shall not consent to any amendment or amendments that (i) increase the Stated Amount or the then-existing Available Amount, (ii) change or modify in any respect the Credit Termination Date or any provision for determining the expiry or other termination of the Letter of Credit, (iii) change or modify in any respect the times, places or manner at or in which drawings under the Letter of Credit are to be presented or paid, (iv) change or modify in any respect the forms of drawing certificates and other annexes to the Letter of Credit, (v) change the beneficiary of the Letter of Credit or the method prescribed therein for the transfer of the Letter of Credit or
(vi) as determined in the good faith discretion of the Issuing Bank and its counsel, increase or enlarge the scope, or modify the nature, of the Issuing Bank's and the Participating Banks' credit exposure to the Account Party or any legal risks related thereto or expose the Issuing Bank to any additional liability. In furtherance of the foregoing, the Issuing Bank may condition the granting of such consent on the receipt by the Issuing Bank of such certificates, opinions of counsel and other assurances of the Account Party and its counsel, or bond counsel or the Trustee or Paying Agent, as the Issuing Bank may reasonably require. Each Participating Bank, by its execution of this Agreement, or of the Participation Assignment pursuant to which it became a Participating Bank, consents to, ratifies and affirms all actions taken and to be taken by the Issuing Bank pursuant to this Section 2.06.

ARTICLE III
REIMBURSEMENT AND ADVANCES

SECTION III.1.  Reimbursement on Demand.  Subject to the provisions of
Section 3.02 hereof, the Account Party hereby agrees to pay (whether with the proceeds of Initial Advances made pursuant to this Agreement or otherwise) to the Issuing Bank on demand (a) on and after each date on which the Issuing Bank shall pay any amount under the Letter of Credit pursuant to any draft, but only after so paid by the Issuing Bank, a sum equal to such amount so paid (which sum shall constitute a demand loan from the Issuing Bank to the Account Party from the date of such payment by the Issuing Bank until so paid by the Account Party), plus (b) interest on any amount remaining unpaid by the Account Party to the Issuing Bank under clause (a), above, from the date such amount becomes payable on demand until payment in full, at the Default Rate in effect from time to time. No reinstatement of the Interest Component or the Principal Component despite the failure by the Account Party to reimburse the Issuing Bank for any previous drawing to pay interest on the Bonds shall limit or impair the Account Party's obligations under this
Section 3.01.

SECTION III.2. Advances. Each Participating Bank agrees to make Initial Advances and Term Advances for the account of the Account Party from time to time upon the terms and subject to the conditions set forth in this Agreement; provided, that no Initial Advance or Term Advance shall be made in respect of the Fixed-Rate Conversion Drawing without the consent of the Issuing Bank and all of the Participating Banks.

(a) 	Initial Advances; Repayment of Initial Advances. If the Issuing Bank
shall honor any Tender Drawing and if the conditions precedent set forth in
Section 5.03 of this Agreement have been satisfied as of the date of such honor, then, each Participating Bank's payment made to the Issuing Bank pursuant to Section 3.07 hereof in respect of such Tender Drawing shall be deemed to constitute an advance made for the account of the Account Party by such Participating Bank (each such advance being an "Initial Advance" made by such Participating Bank). Each Initial Advance shall be made as a Base Rate Advance, shall bear interest at the Alternate Base Rate and shall not be entitled to be Converted. Subject to Article VIII of this Agreement, each Initial Advance and all interest thereon shall be due and payable on the earlier to occur of (i) the date 30 days from the date of such Initial Advance (such repayment date being the "Initial Repayment Date" for such Initial Advance) and (ii) the Termination Date. The Account Party may repay the principal amount of any Initial Advance with (and to the extent of) the proceeds of a Term Advance made pursuant to subsection (b), below, and may prepay Initial Advances in accordance with Section 3.06 hereof.

(b)	Term Advances; Repayment.  Subject to the satisfaction of the conditions precedent set forth in Section 5.04 hereof and the other conditions of this subsection (b), each Participating Bank agrees to make one or more advances for the account of the Account Party ("Term Advances") on each Initial
Repayment Date in an aggregate principal amount equal to the amount of such Participating Bank's Initial Advances maturing on such Initial Repayment
Date. All Term Advances comprising a single Term Borrowing shall be made upon written notice given by the Account Party to the Agent not later than 11:00 A.M. (New York City time) (A) in the case of a Term Borrowing comprised of Base Rate Advances, on the Business Day of such proposed Term Borrowing or
(B) in the case of a Term Borrowing comprised of Eurodollar Rate Advances, three Business Days prior to the date of such proposed Term Borrowing. The Agent shall notify each Participating Bank of the contents of such notice promptly after receipt thereof. Each such notice shall specify therein the following information: (W) the date on which such Term Borrowing is to be made, (X) the principal amount of Term Advances comprising such Term
Borrowing, (Y) the Type of Term Borrowing and (Z) subject to Section 3.05(c), the duration of the initial Interest Period, if applicable, proposed to apply to the Term Advances comprising such Term Borrowing. The proceeds of each Participating Bank's Term Advances shall be applied solely to the repayment of the Initial Advances made by such Participating Bank and shall in no event be made available to the Account Party. The principal amount of each Term Advance, together with all accrued and unpaid interest thereon, shall be due and payable on the earlier to occur of (x) the same calendar date occurring
12 months following the date upon which such Term Advance is made (or, if such month does not have a corresponding date, on the last day of such month) and (y) the Termination Date.

SECTION III.3. Interest on Advances. The Account Party shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full at the applicable rate set forth below:

(a)	Alternate Base Rate.  Except to the extent that the Account Party shall elect to pay interest on any Advance for any Interest Period pursuant to paragraph (c) of this Section 3.03, the Account Party shall pay interest on each Advance (including all Initial Advances) from the date thereof until the date such Advance is due, at a fluctuating interest rate per annum in effect from time to time equal to the Alternate Base Rate in effect from time to time. The Account Party shall pay interest on each Advance bearing interest in accordance with this subsection monthly in arrears on the last business day of each month and on the Termination Date or the earlier date for repayment of such Advance (including the Initial Repayment Date therefor, in the case of an Initial Advance); provided that if an Event of Default shall have occurred and is continuing, any principal amounts outstanding shall bear interest during such period, payable on demand, at a rate per annum equal at all times to 2% per annum above the Alternate Base Rate in effect from time to time.

(b)	Interest Periods.  Subject to the other requirements of this Section
3.03 and to Section 3.05(c), the Account Party may from time to time elect to have the interest on all Term Advances comprising part of the same Term Borrowing determined and payable for a specified period (an "Interest Period" for such Term Advances) in accordance with paragraph (c) of this Section
3.03. The first day of an Interest Period for such Term Advances shall be the date such Advance is made or most recently Converted, which shall be a Business Day. All Interest Periods shall end on or prior to the Stated Termination Date. Any Interest Period for a Term Advance that would otherwise end after the Termination Date or earlier date for the repayment of such Advance shall be deemed to end on the Termination Date or such earlier repayment date, as the case may be.

(c)	Eurodollar Rate.  Subject to the requirements of this Section 3.03 and
Article V hereof, the Account Party may from time to time elect to have any Term Advances comprising part of the same Term Borrowing made as, or Converted to, Eurodollar Rate Advances. Subject to Section 3.05(c), the Interest Period applicable to such Eurodollar Rate Advances shall be of one, two, three or six whole months' duration, as the Account Party shall select in its notice delivered to the Agent pursuant to Section 3.02(b) or 3.04 hereof, as applicable. If the Account Party shall have made such election, the Account Party shall pay interest on such Eurodollar Rate Advances at the Eurodollar Rate for the applicable Interest Period for such Eurodollar Rate Advances, which interest shall be payable on the last day of such Interest Period, on the date for repayment for such Eurodollar Rate Advances and also, in the case of any Interest Period of six months' duration, on that day of the third month of such Interest Period which corresponds with the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that if an Event of Default shall have occurred and is continuing, any principal amounts outstanding shall bear interest during such period, payable on demand, at a rate per annum equal at all times to (A) for the remaining term, if any, of the Interest Period for such Advance, 2% per annum above the Eurodollar Rate for such Interest Period, and (B) thereafter, 2% per annum above the Alternate Base Rate in effect from time to time. Any Interest Period pertaining to Eurodollar Rate Advances that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

(d)	Interest Rate Determinations.  The Agent shall give prompt notice to the
Account Party and the Participating Banks of the Eurodollar Rate determined from time to time by the Agent to be applicable to each Eurodollar Rate
Advance.

SECTION III.4. Conversion of Term Advances. Subject to the satisfaction of the conditions precedent set forth in Section 5.03 hereof, the Account Party may elect to Convert one or more Term Advances of any Type to one or more Term Advances of the same or any other Type on the following terms and subject to the following conditions:

(a)	Each Conversion shall be made as to all Term Advances comprising a single Term Borrowing upon written notice given by the Account Party to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion. The Agent shall notify each Participating Bank of the contents of such notice promptly after receipt thereof. Each such notice shall specify therein the following information:
(A) the date of such proposed Conversion (which in the case of Eurodollar Rate Advances shall be last day of the Interest Period then applicable to such Term Advances to be Converted), (B) Type of, and Interest Period, if any, applicable to the Term Advances proposed to be Converted, (C) the aggregate principal amount of Term Advances proposed to be Converted, and (D) the Type of Term Advances to which such Term Advances are proposed to be Converted and, subject to Section 3.05(c), the Interest Period, if any, to be applicable thereto.

(b)	During the continuance of an Unmatured Default or an Event of Default, the right of the Account Party to Convert Term Advances to Eurodollar Rate Advances shall be suspended, and all Eurodollar Rate Advances then outstanding shall be Converted to Base Rate Advances on the last day of the Interest Period then in effect, if, on such day, an Unmatured Default or an Event of Default shall be continuing.

(c)	If no notice of Conversion is received by the Agent as provided in subsection (a) above with respect to any outstanding Eurodollar Rate Advances, the Agent shall treat such absence of notice as a deemed notice of Conversion providing for such Advances to be Converted to Base Rate Advances on the last day of the Interest Period then in effect for such Eurodollar Rate Advances.

SECTION III.5. Other Terms Relating to the Making and Conversion of Advances. (a) Notwithstanding anything in Section 3.02, 3.03 or 3.04, above, to the contrary:

(i)	at no time shall more than six different Term Borrowings be outstanding hereunder; and

(ii)	each Term Borrowing consisting of Eurodollar Rate Advances shall be in the aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)	Each notice of borrowing pursuant to Section 3.02(b) hereof and each notice of Conversion pursuant to Section 3.04 hereof shall be irrevocable and binding on the Account Party.

(c) 	Until such time, if any, as the Majority Lenders shall otherwise agree, the Interest  Period for all Eurodollar Rate Advances shall be one month.

SECTION III.6. Prepayment of Advances. (a) The Account Party shall have no right to prepay any principal amount of any Advances except in accordance with subsections (b) and (c) below.

(b)	The Account Party may, upon at least one Business Day's notice to the
Agent stating the proposed date and aggregate principal amount of the prepayment (and if such notice is given the Account Party shall), prepay, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, the outstanding principal amount of (i) all Initial Advances made on the same date or (ii) all Term Advances comprising the same Term Borrowing, in each case as the Account Party shall designate in such notice; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000, or, if less, the aggregate principal amount of all Advances then outstanding.

(c)	Prior to or simultaneously with the resale of all of the Bonds purchased with the proceeds of a Tender Drawing, the Account Party shall prepay, or cause to be prepaid, in full, the then outstanding principal amount of all Initial Advances and of all Term Advances comprising the same Term
Borrowing(s) arising pursuant to such Tender Drawing, together with all interest thereon to the date of such prepayment. If less than all of such Bonds are resold, then prior to or simultaneously with such resale the Account Party shall prepay or cause to be prepaid that portion of such Advances, together with all interest thereon to the date of such prepayment, equal to the then outstanding principal amount thereof multiplied by a fraction, the numerator of which shall be the principal amount of the Bonds resold and the denominator of which shall be the principal amount of all of the Bonds purchased with the proceeds of the relevant Tender Drawing.

SECTION III.7. Participation; Reimbursement of Issuing Bank. (a) The Issuing Bank hereby sells and transfers to each Participating Bank, and each Participating Bank hereby acquires from the Issuing Bank, an undivided interest and participation to the extent of such Participating Bank's Participation Percentage in and to (i) the Letter of Credit, including the obligations of the Issuing Bank under and in respect thereof and the Account Party's reimbursement and other obligations in respect thereof and (ii) each demand loan or deemed demand loan made by the Issuing Bank, whether now existing or hereafter arising.

(b)	if the Issuing Bank (i) shall not have been reimbursed in full for any payment made by the Issuing Bank under the Letter of Credit on the date of such payment or (ii) shall make any demand loan to the Account Party, the Issuing Bank shall promptly notify the Agent and the Agent shall promptly notify each Participating Bank of such non-reimbursement or demand loan and the amount thereof. Upon receipt of such notice from the Agent, each Participating Bank shall pay to the Issuing Bank, directly, an amount equal to such Participating Bank's ratable portion (according to such Participating Bank's Participation Percentage) of such unreimbursed amount or demand loan paid or made by the Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by the Issuing Bank to the date of payment to the Issuing Bank by such Participating Bank. All such payments by each Participating Bank shall be made in United States dollars and in same day funds:

(x)	not later than 2:45 P.M. (New York City time) on the day such notice is received by such Participating Bank if such notice is received at or prior to 12:30 P.M. (New York City nine) on a Business Day; or

(y)	not later than 12:00 Noon (New York City time) on the Business Day next succeeding the day such notice is received by such Participating Bank, if such notice is received after 12:30 P.M. (New York City time) on a Business Day.

If a Participating Bank shall have paid to the Issuing Bank its ratable portion of any unreimbursed amount or demand loan paid or made by the Issuing Bank, together with all interest thereon required by the second sentence of this subsection (b), such Participating Bank shall be entitled to receive its ratable share of all interest paid by the Account Party in respect of such unreimbursed amount or demand loan from the date paid or made by the Issuing Bank. If such Participating Bank shall have made such payment to the Issuing Bank, but without all such interest thereon required by the second sentence of this subsection (b), such Participating Bank shall be entitled to receive its ratable share of the interest paid by the Account Party in respect of such unreimbursed amount or demand loan only from the date it shall have paid all interest required by the second sentence of this subsection (b).

(c)	Each Participating Bank's obligation to make each payment to the Issuing
Bank, and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the foregoing or Section 4.06 hereof, or the occurrence or continuance of an Event of Default, or the non-satisfaction of any condition precedent set forth in Sections 5.03 or 5.04 hereof, or the failure of any other Participating Bank to make any payment under this
Section 3.07. Each Participating Bank further agrees that each such payment shall be made without any offset abatement, withholding or reduction whatsoever.

(d)	The failure of any Participating Bank to make any payment to the Issuing
Bank in accordance with subsection (b) above, shall not relieve any other Participating Bank of its obligation to make payment, but neither the Issuing Bank nor any Participating Bank shall be responsible for the failure of any other Participating Bank to make such payment. If any Participating Bank shall fail to make any payment to the Issuing Bank in accordance with subsection (b) above, then such Participating Bank shall pay to the Issuing
Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to the Issuing
Bank at the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Participating Bank.

(e)	If any Participating Bank shall fail to make any payment to the Issuing
Bank in accordance with subsection (b) above, then, in addition to other rights and remedies which the Issuing Bank may have, the Agent is hereby authorized, at the request of the Issuing Bank, to withhold and to apply the payment of such amounts owing to such Participating Bank to the Issuing Bank and any related interest, that portion of any payment received by the Agent that would otherwise be payable to such Participating Bank. In furtherance of the foregoing, if any Participating Bank shall fail to make any payment to the Issuing Bank in accordance with subsection (b), above, and such failure shall continue for five Business Days following written notice of such failure from the Issuing Bank to such Participating Bank, the Issuing Bank may acquire, or transfer to a third party in exchange for the sum or sums due from such Participating Bank, such Participating Bank's interest in the related unreimbursed amounts and demand loans and all other rights of such Participating Bank hereunder in respect thereof, without, however, relieving such Participating Bank from any liability for damages, costs and expenses suffered by the Issuing Bank as a result of such failure. The purchaser of any such interest shall be deemed to have acquired an interest senior to the interest of such Participating Bank and shall be entitled to receive all subsequent payments which the Issuing Bank or the Agent would otherwise have made hereunder to such Participating Bank in respect of such interest.

ARTICLE IV
PAYMENTS

SECTION IV.1. Payments and Computations. (a) The Account Party shall make each payment hereunder (i) in the case of reimbursement obligations pursuant to Section 3.01 hereof (excluding any portion thereof in respect of which an Initial Advance is to be made), not later than 2:30 P.M. (New York City time) on the day the related drawing under the Letter of Credit is paid by the Issuing Bank, and (ii) in all other cases, not later than 12:30 P.M. (New York City time) on the day when due, in each case in lawful money of the United States of America to the Agent at its address referred to in Section
10.02 hereof in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of reimbursements, principal, interest, fees or other amounts payable to the Issuing Bank and the Participating Banks to whom the same are payable, ratably, at its address set forth in Section 10.02 hereof (in the case of the Issuing Bank) or for the account of their respective Applicable Lending Offices (in the case of the Participating Banks), in each case to be applied in accordance with the terms of this Agreement.

(b)	The Account Party hereby authorizes the Issuing Bank, and each
Participating Bank, if and to the extent payment owed to the Issuing Bank, or such Participating Bank, as the case may be, is not made when due hereunder, to charge from time to time against any or all of the Account Party's accounts with the Issuing Bank or such Participating Bank, as the case may be, any amount so due.

(c)	All computations of interest based on the Alternate Base Rate when based on Barclays' prime rate referred to in the definition of "Alternate Base
Rate" shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual days elapsed. All other computations of interest hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Rate (including the Alternate Base Rate if and so long as such Rate is based on the Federal Funds Rate)), all computations of commissions and fees hereunder and all computations of other amounts pursuant to Section 4.03 hereof, shall be made by the Agent or the party claiming such other amounts, as the case may be, on the basis of a year of 360 days for the actual days elapsed. In each such case, such computation shall be made for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest, commissions or fees are payable. Each such determination by the Agent or a Participating Bank, as the case may be, shall be conclusive and binding for all purposes, absent manifest error.

(d)	Whenever any payment hereunder shall be stated to be due, or the last day of an Interest Period hereunder shall be stated to occur, on a day other than a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commissions and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made, or the last day of an Interest Period for a Eurodollar Rate Advance to occur, in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

(e)	Unless the Agent shall have received notice from the Account Party prior to the date on which any payment is due to the Issuing Bank or the Participating Banks hereunder that the Account Party will not make such payment in full, the Agent may assume that the Account Party has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to the Issuing Bank and/or each Participating Bank on such due date an amount equal to the amount then due the Issuing Bank and/or such Participating Bank. If and to the extent the Account Party shall not have so made such payment in full to the Agent, the Issuing Bank and/or each such Participating Bank shall repay to the Agent forthwith on demand such amount distributed to the Issuing Bank and/or such Participating Bank, together with interest thereon, for each day from the date such amount is distributed to the Issuing Bank and/or such Participating Bank until the date the Issuing Bank and/or such Participating Bank repays such amount to the Agent, at the Federal Funds Rate.

(f)	If, after the Agent has paid to the Issuing Bank or any Participating
Bank any amount pursuant to subsection (a) above, such payment is rescinded or must otherwise be returned or must be paid over by the Agent or the Issuing Bank to any Person, whether pursuant to any bankruptcy or insolvency law, Section 4.04 hereof or otherwise, such Participating Bank shall, at the request of the Agent or the Issuing Bank, promptly repay to the Agent or the Issuing Bank, as the case may be, an amount equal to its ratable share of such payment, together with any interest required to be paid by the Agent or the Issuing Bank with respect to such payment.

SECTION IV.2. Default Interest. Any amounts payable hereunder that are not paid when due shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at the Default Rate, payable on demand.

SECTION IV.3. Yield Protection. (a) Change in Circumstances. Notwithstanding any other provision herein, if after the date hereof; the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) change the basis of taxation of payments to the Issuing Bank or any Participating Bank of the principal of or interest on any Eurodollar Rate Advance made by such Participating Bank or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of the Issuing Bank or such Participating Bank, or its Applicable Lending Office, by the jurisdiction in which the Issuing Bank or such Participating Bank has its principal office or in which such Applicable Lending Office is located or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit (or participatory interests therein) issued by, commitments or assets of, deposits with or for the account of, or credit extended by, the Issuing Bank or such Participating Bank, or (iii) shall impose on the Issuing Bank or such Participating Bank any other condition affecting this Agreement, the Letter of Credit or participatory interests therein or Eurodollar Rate Advances, and the result of any of the foregoing shall be (A) to increase the cost to the Issuing Bank or such Participating Bank of issuing, maintaining or participating in this Agreement or the Letter of Credit or of agreeing to make, making or maintaining any Advance or (B) to reduce the amount of any sum received or receivable by the Issuing Bank or such Participating Bank hereunder (whether of principal, interest or otherwise), then the Account Party will pay to the Issuing Bank or such Participating Bank, upon demand, such additional amount or amounts as will compensate the Issuing Bank or such Participating Bank for such additional costs incurred or reduction suffered.

(b)	Capital.  If the Issuing Bank or any Participating Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Participating Bank (or any Applicable Lending Office of the Issuing Bank or such Participating Bank), or any holding company of any such entity, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect (i) of reducing the rate of return on such entity's capital or on the capital of such entity's holding company, if any, as a consequence of this Agreement, the Letter of Credit or such entity's participatory interest therein, any Commitment hereunder or the portion of the Advances made by such entity pursuant hereto to a level below that which such entity or such entity's holding company could have achieved, but for such applicability, adoption, change or compliance (taking into consideration such entity's policies and the policies of such entity's holding company with respect to capital adequacy), or (ii) of increasing or otherwise determining the amount of capital required or expected to be maintained by such entity or such entity's holding company based upon the existence of this Agreement, the Letter of Credit or such entity's participatory interest therein, any Commitment hereunder, the portion of the Advances made by such entity pursuant hereto and other similar such credits, participations, commitments, agreements or assets, then from time to time the Account Party shall pay to the Issuing Bank or such Participating Bank, upon demand, such additional amount or amounts as will compensate such entity or such entity's holding company for any such reduction or allocable capital cost suffered.

(c)	Eurodollar Reserves.  The Account Party shall pay to each Participating
Bank upon demand, so long as such Participating Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of such Participating Bank's portion of each Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the rate described in clause (i) of the definition of "Eurodollar Rate" for the Interest Period for such Advance from
(ii) the rate obtained by dividing such rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Participating Bank for such Interest Period. Such additional interest shall be determined by such Participating Bank and notified to the Account Party and the Issuing Bank.

(d)	Breakage Indemnity. The Account Party shall indemnify each Participating
Bank against any loss, cost or reasonable expense which such Participating
Bank may sustain or incur as a consequence of (i) any failure by the Account Party to fulfill on the date of any Advance or Conversion hereunder the applicable conditions set forth in Articles III and V, (ii) any failure by the Account Party to Convert any Advance hereunder after irrevocable notice of Conversion has been given pursuant to Section 3.04 hereof, (iii) any payment, prepayment or Conversion of a Eurodollar Rate Advance required or permitted by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (v) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any part thereof as a Eurodollar Rate Advance. Such loss, cost or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Participating Bank, of (A) its cost of obtaining the funds for the Advance being paid, prepaid, Converted or not borrowed (based on the Eurodollar Rate) for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Participating Bank) that would be realized by such Participating Bank in reemploying the funds so paid, prepaid, Converted or not borrowed for such period or Interest Period, as the case may be. For purposes of this subsection (d), it shall be presumed that each Participating Bank shall have funded each such Advance with a fixed-rate instrument bearing the rates and maturities designated in the determination of the applicable interest rate for such Advance.

(e)	Notices.  A certificate of the Issuing Bank or any Participating Bank setting forth such entity's claim for compensation hereunder and the amount necessary to compensate such entity or its holding company pursuant to subsections (a) through (d) of this Section 4.03 shall be submitted to the Account Party and the Issuing Bank and shall be conclusive and binding for all purposes, absent manifest error. The Account Party shall pay the Issuing Bank or such Participating Bank directly the amount shown as due on any such certificate within ten days after its receipt of the same. The failure of any entity to provide such notice or to make demand for payment under this
Section 4.03 shall not constitute a waiver of such Participating Bank's rights hereunder; provided, that such entity shall not be entitled to demand payment pursuant to subsections (a) through (d) of this Section 4.03 in respect of any loss, cost, expense, reduction or reserve if such demand is made more than one year following the later of such entity's incurrence or sufferance thereof or such entity's actual knowledge of the event giving rise to such entity's rights pursuant to such subsections. The protection of this
Section 4.03 shall be available to the Issuing Bank and each Participating Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f)	Change in Legality.  Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Participating Bank to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Advance, then, by written notice to the Account Party and the Issuing Bank, such Participating Bank may:

(i)	declare that Eurodollar Rate Advances will not thereafter be made by such Participating Bank hereunder, whereupon the right of the Account Party to select Eurodollar Rate Advances for any Advance or Conversion shall be forthwith suspended until such Participating Bank shall withdraw such notice as provided hereinbelow or shall cease to be a Participating Bank hereunder; and

(ii)	require that all outstanding Eurodollar Rate Advances be Converted to
Base Rate Advances, in which event all Eurodollar Rate Advances shall be automatically Converted to Base Rate Advances as of the effective date of such notice as provided hereinbelow.

Upon receipt of any such notice, the Agent shall promptly notify the Participating Banks thereof. Promptly upon becoming aware that the circumstances that caused such Participating Bank to deliver such notice no longer exist, such Participating Bank shall deliver notice thereof to the Account Party and the Agent withdrawing such prior notice (but the failure to do so shall impose no liability upon such Participating Bank). Promptly upon receipt of such withdrawing notice from such Participating Bank, the Agent shall deliver notice thereof to the Account Party and the Participating Banks and such suspension shall terminate. Prior to any Participating Bank giving notice to the Account Party under this subsection (f), such Participating Bank shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Participating Bank, be otherwise disadvantageous to such Participating Bank. Any notice to the Account Party by any Participating Bank shall be effective as to each Eurodollar Rate Advance on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; provided that if such notice shall state that the maintenance of such Advance until such last day would be unlawful, such notice shall be effective on the date of receipt by the Account Party and the Agent.

(g)	Market Rate Disruptions. 	If, (i) the Agent determines that an
adequate basis does not exist for the determination of the Eurodollar Rate for Eurodollar Rate Advances or (ii) if the Majority Lenders shall notify the Agent that the Eurodollar Rate will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances, the right of the Account Party to select or receive or Convert into Eurodollar Rate Advances shall be forthwith suspended until the Agent shall notify the Account Party and the Participating Banks that the circumstances causing such suspension no longer exist, and until such notification from the Agent, each request for or Conversion into Eurodollar Rate Advances hereunder shall be deemed to be a request for or Conversion into Base Rate Advances.

SECTION IV.4. Sharing of Payments, Etc. If any Participating Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any proceeds received by assignments or sales of participations in accordance with Section 10.06 hereof to a Person that is not an Affiliate of the Account Party) on account of the Advances owing to it (other than pursuant to Section 4.03 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Participating Banks, such Participating Batik shall forthwith purchase from the other Participating Banks such participation in the portions of the Advances owing to them as shall be necessary to cause such purchasing Participating Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Participating Bank, such purchase from each Participating Bank shall be rescinded and such Participating Bank shall repay to the purchasing Participating Bank the purchase price to the extent of such recovery together with an amount equal to such Participating Bank's ratable share (according to the proportion of (i) the amount of such Participating Bank's required repayment to (ii) the total amount so recovered from the purchasing Participating Bank) of any interest or other amount paid or payable by the purchasing Participating Bank in respect of the total amount so recovered. The Account Party agrees that any Participating Bank so purchasing a participation from another Participating Bank pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Participating Bank were the direct creditor of the Account Party in the amount of such participation. Notwithstanding the foregoing, if any Participating Bank shall obtain any such excess payment involuntarily, such Participating Bank may, in lieu of purchasing participation from the other Participating Banks in accordance with this Section 4.04, on the date of receipt of such excess payment, return such excess payment to the Agent for distribution in accordance with Section 4.01(a) hereof.

SECTION IV.5. Taxes. (a) All payments by the Account Party hereunder shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Participating Bank and the Issuing Bank, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Participating Bank or the Issuing Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each Participating Bank, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction of such Participating Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Account Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Participating Bank or the Issuing Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05) such Participating Bank or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Account Party shall make such deductions and (iii) the Account Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	In addition, the Account Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

(c)	The Account Party will indemnify each Participating Bank and the Issuing
Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Participating Bank or the Issuing Bank (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Participating Bank or the Issuing Bank (as the case may be) makes written demand therefor.
If any Taxes or Other Taxes for which a Participating Bank or the Issuing
Bank has received payments from the Account Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Participating Bank, such Participating Bank shall promptly forward to the Account Party any such refunded amount. The Account Party's, the Issuing Bank's and each Participating Bank's obligations under this Section 4.05 shall survive the payment in full of the Advances.

(d)	Within 30 days after the date of any payment of Taxes, the Account Party will furnish to the Issuing Bank, at its address referred to in Section 10.02 hereof the original or a certified copy of a receipt evidencing payment thereof.

(e)	Each Participating Bank not incorporated in the United States or a jurisdiction within the United States shall, on or prior to the date it becomes a Participating Bank hereunder, deliver to the Account Party and the Issuing Bank such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or treasury regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section l.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Participating Bank establishing that it is (i) not subject to withholding under the Code or (ii) totally exempt from United States of America tax under a provision of an applicable tax treaty. Each Participating Bank shall promptly notify the Account Party and the Issuing Bank of any change in its Applicable Lending Office and shall deliver to the Account Party and the Issuing Bank together with such notice such certificates, documents or other evidence referred to in the immediately preceding sentence. Unless the Account Party and the Issuing Bank have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Account Party or the Issuing Bank shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Participating Bank organized under the laws of a jurisdiction outside the United States of America. Each Participating Bank represents and warrants that each such form supplied by it to the Issuing Bank and the Account Party pursuant to this Section 4.05, and not superseded by another form supplied by it is or will be, as the case may be, complete and accurate.

(f)	Any Participating Bank claiming any additional amounts payable pursuant to this Section 4.05 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Account Party or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Participating Bank, be otherwise disadvantageous to such Participating Bank.

(g)	Notwithstanding anything to the contrary set forth in this Section 4.05, the failure of any Participating Bank to provide any of the forms referred to therein shall not relieve the Account Party from its obligations under Sections 4.05(a), 4.05(b) and 4.05(c).

SECTION IV.6. Obligations Absolute. The obligations of the Account Party under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) under all circumstances, including, without limitation, the following circumstances:

(i)	any lack of validity or enforceability of this Agreement or any of the
Security Documents or Related Documents or any document or agreement delivered in connection therewith;

(ii)	any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Account Party in respect of the Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Loan Documents or the Related Documents or any document or agreement delivered in connection therewith;

(iii) 	the existence of any claim, set-off, defense or other right which the Account Party may have at any time against the Paying Agent, the Trustee or any other beneficiary, or any transferee, of the Letter of Credit (or any persons or entities for whom the Paying Agent, the Trustee, any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in any of the Loan Documents or the Related Documents, or any unrelated transaction;

(iv)	any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except to the extent that a court of competent jurisdiction shall determine that the Issuing Bank shall have engaged in gross negligence or willful misconduct with respect thereto;

(v)	payment by the Issuing Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, except to the extent that a court of competent jurisdiction shall determine that the Issuing Bank shall have engaged in gross negligence or willful misconduct with respect thereto;

(vi)	any exchange of, release of or non-perfection of any interest in any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Account Party in respect of the Letter of Credit; or

(vii)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

SECTION IV.7. Evidence of Indebtedness. The Issuing Bank and each Participating Bank shall maintain, in accordance with their usual practice, an account or accounts evidencing the indebtedness of the Account Party resulting from each drawing under the Letter of Credit (in the case of the Issuing Bank) and from each Advance (in the case of each Participating Bank) made from time to time hereunder and the amounts of principal and interest payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Account Party therein recorded.

ARTICLE V
CONDITIONS PRECEDENT

SECTION V.1. Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Issuing Bank to issue the Letter of Credit and of each Participating Bank to make the Advances to be made by it is subject to the fulfillment of the conditions precedent that the Agent shall have received on or before the day of such issuance the following, each dated such day (except where specified otherwise below), in form and substance satisfactory to each Participating Bank (except where specified otherwise below) and in sufficient copies for each Participating Bank:

(a)	Agreements:

(i)	Counterparts of this Agreement, duly executed and delivered by the
Account Party, the Agent, the Issuing Bank and each Participating Bank.

(ii)	Counterparts of the Pledge Amendment, duly executed by the Account
Party, Barclays, the Agent and the Issuing Bank, and copies of the Pledge Agreement.

(iii)	For each Participating Bank who shall so request, executed copies
(or duplicate copies thereof certified as of the Closing Date by the Account Party in a manner satisfactory to the Agent to be a true copy) of each other Security Document, duly executed by the parties thereto.

(iv)	For each Participating Bank who shall so request, executed copies (or duplicate copies thereof certified as of the Closing Date by the Account Party in a manner satisfactory to the Agent to be a true copy) of the Rate Agreement and each Significant Contract and all amendments, modifications and supplements thereto, in each such case duly executed by the respective parties thereto.

(b)	Corporate Matters:

(i)	A certificate of the Secretary or an Assistant Secretary of the Account
Party certifying that (A) there has been delivered to the Agent, and to each other Participating Bank known to such officers to have so requested, true and correct copies of the Articles of Incorporation of the Account Party and the By-laws of the Account Party, in each case as in effect on the Closing
Date and (B) attached to such certificate are true and correct copies of the resolutions of the Boards of Directors of the Account Party approving, if and to the extent necessary, this Agreement, the other Loan Documents, the Related Documents to which it is a party and the other documents to be delivered by or on behalf of the Account Party hereunder and thereunder, and of all documents evidencing other necessary corporate action, if any, with respect to the execution, delivery and performance by or on behalf of the Account Party of this Agreement, the other Loan Documents and such Related Documents and certifying that such resolutions and other corporate actions, if any, are in full force and effect and have not been revoked, rescinded or modified.

(ii)	A certificate of the Secretary or an Assistant Secretary of the Account
Party certifying the names and true signatures of the officers of the Account Party authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder.

(c)	Governmental Approvals, Litigation and the Merger:

(i)	A certificate of a duly authorized officer of the Account Party certifying that attached thereto are true and correct copies of all Governmental Approvals referred to in clause (i) of the definition of "Governmental Approval" required to be obtained or made by the Account Party in connection with the execution and delivery of this Agreement and the issuance of the Letter of Credit.

(ii)	A certificate signed by the Assistant General Counsel of NUSCO certifying that no court has granted a motion for stay or any request for similar relief in connection with the Plan, the Merger, the Loan Documents, the Related Documents or the transactions contemplated thereunder.

(iii)	A certificate of a duly authorized officer of the Account Party to the effect that there is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Account Party or its properties before any court, governmental agency or arbitrator (A) which affects or purports to affect the legality, validity or enforceability of the Loan Documents or the Related Documents or any of them or (B) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties, prospects or operations of the Account Party; except, for purposes of clause (B) only, such as is described in the Account Party's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 or in
Schedule II hereto.

(iv)	Certificates signed by duly authorized officers of the Account Party and
NU to the effect that all conditions to the occurrence of the Merger were satisfied or waived and the Merger was consummated on June 5, 1992.

(d)	Financial Accounting and Compliance Matters:

(i)	An audited balance sheet of the Account Party as at December 31, 1994 and the related statements of the Account Party's results of operations, retained earnings and cash flows for and as of the year then ended, together with copies of all Current Reports, if any, filed by the Account Party with the Securities and Exchange Commission on or after December 31, 1994.

(ii)	A certificate signed by the Treasurer or Assistant Treasurer of the
Account Party, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of the Account Party since December 31, 1994.

(iii)	Financial projections, on assumptions acceptable to the
Participating Banks, demonstrating projected compliance with Section 7.01(i) of the Existing Agreement and the terms of this Agreement and the Financing Agreements.

(iv)	A certificate signed by the Chief Financial Officer, Treasurer or
Assistant Treasurer of NU, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of NU since December 31, 1994.

(v)	A certificate of a duly authorized officer of the Account Party to the effect that:

(A)	the representations and warranties contained in Section 6.01 are correct in all material respects on and as of the Closing Date before and after giving effect to the issuance of the Letter of Credit;

(B)	no event has occurred and is continuing which constitutes an Event of
Default or Unmatured Default, or would result from the issuance of the Letter of Credit;

(C)	the Financing Agreements are in full force and effect and no "Event of
Default" or "Unmatured Default" (as defined therein) has occurred and is continuing; and

(D)	the Series F First Mortgage Bonds were duly issued to the Trustee in accordance with the Indenture, are presently outstanding, and no "Event of Default" (as defined in the First Mortgage Indenture) has occurred and is continuing.

(e)	Relating to the Issuance of the Bonds:

(i)	A letter from Palmer & Dodge, Bond Counsel, addressed to the Agent, the
Issuing Bank and the Participating Banks and stating therein that the Agent, the Issuing Bank and the Participating Banks may rely on the opinions of such firm rendered in connection with the respective issuances of the Taxable
Bonds and the Existing Tax-Exempt Refunding Bonds, together with copies of all such opinions.

(ii)	A letter from Palmer & Dodge, counsel to the Issuer, addressed to the
Agent, the Issuing Bank and the Participating Banks and stating therein that the Agent, the Issuing Bank and the Participating Banks may rely on the opinions of such firm rendered in connection with the respective issuances of the Taxable Bonds and the Existing Tax-Exempt Refunding Bonds, together with copies of all such opinions.

(iii)	A letter from Sulloway & Hollis, New Hampshire counsel to the
Account Party, addressed to the Agent, the Issuing Bank and the Participating Banks and stating therein that the Agent, the Issuing Bank and the Participating Banks may rely on the opinion of such firm rendered in connection with the issuance of the Taxable Bonds, together with a copy of such opinion.

(iv)	A letter from Day, Berry & Howard, counsel to the Account Party, addressed to the Agent, the Issuing Bank and the Participating Banks and stating therein that the Agent, the Issuing Bank and the Participating Banks may rely on the opinions of such firm rendered in connection with the respective issuances of the Taxable Bonds and the Existing Tax-Exempt Refunding Bonds, together with copies of all such opinions.

(v)	Copies of the opinions of Drummond Woodsum & MacMahon, special Maine counsel to the Account Party, rendered in connection with the respective issuances of the Taxable Bonds and the Existing Tax-Exempt Refunding Bonds, authorizing reliance thereon by (A) Day, Berry & Howard in connection with the corresponding opinions of that firm referred to in clause (iv), above, and (B) by any party authorized to rely on such opinions of Day, Berry & Howard.

(vi)	Copies of the opinions of Zuccaro, Willis & Bent special Vermont counsel to the Account Party, rendered in connection with the respective issuances of the Taxable Bonds and the Existing Tax-Exempt Refunding Bonds, authorizing reliance thereon by (A) Day, Berry & Howard in connection with the corresponding opinions of that firm referred to in clause (iv), above, and
(B) by any party authorized to rely on such opinions of Day, Berry & Howard.

(vii)	Copies of all such other agreements, documents and materials
(including opinions of counsel or reliance letters in respect thereof) as the Agent, the Issuing Bank or any Participating Bank may reasonably request relating to the issuance, offering and sale of the Taxable Bonds, the Existing Tax-Exempt Refunding Bonds and the Series F First Mortgage Bonds.

(f)	Opinions of Counsel:

Favorable opinions of:

(i)	Day, Berry & Howard, counsel to the Account Party, in substantially the form of Exhibit 5.01A and as to such other matters as the Majority Lenders, through the Agent, may reasonably request;

(ii)	Rath, Young and Pignatelli, P.A., special New Hampshire counsel to the
Account Party, in substantially the form of Exhibit 5.01B and as to such other matters as the Majority Lenders, through the Agent, may reasonably request;

(iii)	Jeffrey C. Miller, Assistant General Counsel of NUSCO, in
substantially the form of Exhibit 5.01C and as to such other matters as the Majority Lenders, through the Agent, may reasonably request;

(iv)	Drummond Woodsum & MacMahon, special Maine counsel to the Account Party, in substantially the form of Exhibit 5.01D and as to such other matters as the Majority Lenders, through the Agent, may reasonably request;

(v)	Zuccaro Willis & Bent, special Vermont counsel to the Account Party, in substantially the form of Exhibit 5.01E and as to such other matters as the Majority Lenders, through the Agent, may reasonably request; and

(vi)	King & Spalding, special New York counsel to the Agent and the Issuing
Bank, in substantially the form of Exhibit 5.01F.

(g)	Miscellaneous:

(i)	A certificate of Barclays, as agent thereunder, to the effect that (A)
all amounts payable in connection with the Existing Reimbursement Agreement and the letter of credit issued thereunder have been paid to it and (B) it thereby surrenders any and all rights it may have under the Related Documents arising in connection with the Existing Reimbursement Agreement and the letter of credit issued thereunder, except for any such rights it may have as an indemnified party thereunder.

(ii)	Letters from S&P and Moody's to the effect that the Taxable Bonds have been rated A-1+ and P-1, respectively, and the Tax-Exempt Refunding Bonds have been rated A-1+ and VMIG-1, respectively, and that the issuance of the Letter of Credit in substitution for the Existing Letter of Credit will not, by itself, result in a lowering of such ratings, such letters to be in form and substance satisfactory to the Issuing Bank.

(iii)	Such other approvals, opinions and documents as the Majority
Lenders, through the Issuing Bank, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents or the financial condition, properties, operations or prospects of the Account Party.

SECTION V.2. Additional Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Issuing Bank to issue the Letter of Credit and of each Participating Bank to make the Advances to be made by it shall be subject to the further conditions precedent that, on the date of the issuance of the Letter of Credit:

(a)	the representations and warranties contained in Section 6.01 shall be correct in all material respects on and as of the Closing Date before and after giving effect to the issuance of the Letter of Credit;

(b)	no event shall have occurred and be continuing which constitutes an
Event of Default or Unmatured Default, or would result from the issuance of the Letter of Credit;

(c)	no "Event of Default" (as defined in the First Mortgage Indenture) shall have occurred and be continuing;

(d)	the Series F First Mortgage Bonds shall have been duly issued to the
Trustee in accordance with the Indenture, and be outstanding, and no "Event of Default" (as defined in the First Mortgage Indenture) shall have occurred and be continuing; and

(e)	The Account Party shall have paid all fees under or referenced in
Section 2.03 hereof, to the extent then due and payable.

SECTION V.3. Conditions Precedent to Initial Advances and Conversions of Advances. The obligation of each Participating Bank to make any Initial Advance or to Convert any Term Advance shall be subject to the conditions precedent that, on the date of such Initial Advance or Conversion, the following statements shall be true:

(a)	the representations and warranties contained in Section 6.01 of this
Agreement (other than the last sentence of subsection (e) and clause (ii) of subsection (f) thereof) are true and correct on and as of the date of such Initial Advance or Conversion, before and after giving effect to such Initial Advance or Conversion and to the application of the proceeds (if any) therefrom, as though made on and as of such date; and

(b)	no event has occurred and is continuing which constitutes an Event of
Default.

Unless the Account Party shall have previously advised the Agent in writing that one or more of the statements contained in subsections (a) and (b) of this Section 5.03 is no longer true, the Account Party shall be deemed to have represented and warranted, on and as of the date of any Initial Advance or Conversion, that the above statements are true.

SECTION V.4. Conditions Precedent to Term Advances. The obligation of each Participating Bank to make any Term Advance shall be subject to the conditions precedent that, on the date of such Term Advance the following statements shall be true:

(a)	the representations and warranties contained in Section 6.01 of this
Agreement (including the last sentence of subsection (e) and clause (ii) of subsection (f) thereof) are true and correct on and as of the date of such Term Advance, before and after giving effect to such Term Advance and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)	no event has occurred and is continuing which constitutes an Event of
Default or an Unmatured Default.

Unless the Account Party shall have previously advised the Agent in writing that one or more of the statements contained in subsections (a) and (b) of this Section 5.04 is no longer true, the Account Party shall be deemed to have represented and warranted, on and as of the date of any Term Advance, that the above statements are true.

SECTION V.5. Reliance on Certificates. The Agent, the Issuing Bank and the Participating Banks shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Account Party, NU, NUSCO and the other parties to the Loan Documents, Related Documents and the Significant Contracts as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of such Person identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION VI.1. Representations and Warranties of the Account Party. The Account Party represents and warrants as follows:

(a)	The Account Party is a corporation duly organized and validly existing under the laws of the State of New Hampshire. The Account Party is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualifications necessary.

(b)	The execution, delivery and performance by the Account Party of the Rate
Agreement and of each Transaction Document, Loan Document, Related Document and Significant Contract to which it is a party, are within the Account
Party's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Account Party's charter or bylaws or (ii) any law or legal or contractual restriction binding on or affecting the Account Party; and such execution, delivery and performance do not or will not result in or require the creation of any Lien (other than pursuant hereto or pursuant to the Security Documents) upon or with respect to any of its properties.

(c)	All Governmental Approvals referred to in clauses (i) and (ii) of the definition of "Governmental Approvals" have been duly obtained or made, and all applicable periods of time for review, rehearing or appeal with respect thereto have expired, except as described in the several opinions of counsel delivered pursuant to Article III of the Amendment. The Account Party has obtained or made all Governmental Approvals referred to in clause (iii) of the definition of "Governmental Approvals", except those which are not yet required but which are obtainable in the ordinary course of business as and when required and those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party as a whole.

(d)	This Agreement, the Rate Agreement, each other Transaction Document,
Loan Document, Related Document and each Significant Contract to which the Account Party is a party have been duly executed and delivered by or on behalf of the Account Party and are legal, valid and binding obligations of the Account Party enforceable against the Account Party in accordance with their respective terms; subject to the qualifications, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or law), that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought and that indemnification against violations of securities and similar laws may be subject to matters of public policy.

(e)	The audited balance sheet of the Account Party as at December 31, 1997 and the related statements of the Account Party setting forth the results of operations, retained earnings and cash flows of the Account Party for the fiscal year then ended, copies of which have been furnished to each Participating Bank, fairly present in all material respects the financial condition, results of operations, retained earnings and cash flows of the Account Party at and for the year ended on such date, and have been prepared in accordance with generally accepted accounting principles consistently applied. Except as reflected in such financial statements, the Account Party has no material non-contingent liabilities, and all contingent liabilities have been appropriately reserved. The financial projections referred to in
Section 3.02(d)(ii) of the Amendment have been prepared in good faith and on reasonable assumptions. Since December 31, 1997, there has been no material adverse change in the financial condition, operations, properties or prospects of the Account Party, other than as disclosed in the Disclosure Documents; provided, however, that the existence of the Rate Proceeding shall not be deemed in and of itself to be a material adverse change; provided, further, however, that notwithstanding the foregoing, a material adverse change shall be deemed to have occurred and be continuing upon the occurrence of a material adverse change or development in the Rate Proceeding.

(f)	Except as set forth in the Disclosure Documents, there is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Account Party or its properties before any court, governmental agency or arbitrator (i) which affects or purports to affect the legality, validity or enforceability of the Transaction Documents, the Loan Documents or the Related Documents, the Rate Agreement, or any Significant Contract, or any of them or (ii) which, if adversely determined, would materially adversely affect the financial condition, operations, properties or prospects of the Account Party as a whole. Notwithstanding the foregoing, any material adverse development in respect of the Rate Proceeding, the Rate Agreement or the Final Plan that results, or would reasonably be expected to result, in a material adverse effect on the financial condition, operations, properties or prospects of the Account Party as a whole, shall be deemed to be an event within clause (ii) of the preceding sentence.

(g)	All insurance required by Section 7.01(c) hereof is in full force and effect.

(h)	No ERISA Plan Termination Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of the Account Party, except as disclosed to and consented by the Majority Lenders in writing. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of the Account Party (Form 5500 Series), if any, there has been no material adverse change in the funding status of the ERISA Plans referred to therein and no "prohibited transaction" has occurred with respect thereto, except as described in the 1997 10-K and except as the same may be exempt pursuant to Section 408 of ERISA and regulations and orders thereunder. Neither the Account Party nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to and consented by the Majority Lenders in writing.

(i)	The Major Electric Generating Plants are on land in which the Account
Party owns a full or an undivided fee interest subject only to Liens permitted by Section 7.02(a) hereof, which do not materially impair the usefulness to the Account Party of such properties; the electric transmission and distribution lines of the Account Party in the main are located in New Hampshire and on land owned in fee by the Account Party or over which the Account Party has easements, or are in or over public highways or public waters pursuant to adequate statutory or regulatory authority, and any defects in the title to such transmission and distribution lands or easements are in the main curable by the exercise of the Account Party's right of eminent domain upon a finding that such eminent domain proceedings are necessary to meet the reasonable requirements of service to the public; the Account Party enjoys peaceful and undisturbed possession under all of the leases under which it is operating, none of which contains any unusual or burdensome provision which will materially affect or impair the operation of the Account Party; and the Security Documents will create valid Liens in the Collateral, subject only to Liens permitted by Section 7.02(a) hereof, and all filings and other actions necessary to perfect and protect such security interests (to the extent such security interests may be perfected or protected by filing) have been taken; provided, however, that no representation is made as to any Lien purported to be created in favor of the Trustee with respect to any interest of the Issuer in the Indenture.

(j)	No material part of the properties, business or operations of the
Account Party are materially adversely affected by any fire, explosion, accident, strike, lockout or other labor disputes, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (except for any such circumstance, if any, which is covered by insurance which coverage has been confirmed and not disputed by the relevant insurer or by fully-funded self-insurance programs).

(k)	The Account Party has filed all tax returns (Federal, state and local)
required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Account Party is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(l)	No exhibit, schedule, report or other written information provided by the Account Party or its agents to the Agent, the Issuing Bank or the Participating Banks in connection with the negotiation, execution and closing of this Agreement and the other Transaction Documents, or the issuance of the Bonds (including, without limitation, the Information Memorandum and the Official Statements) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(m)	No event has occurred and is continuing which constitutes a material default under the Rate Agreement or any Significant Contract.

(n)	The Account Party has not, either directly or indirectly, made any investment in, or loans to, any Affiliate of the Account Party, other than such investments or loans as were outstanding on the date hereof.

(o)	No proceeds of any Advance will be used (i) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (ii) to buy or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for such purpose. The Account Party (X) is not an "investment company" within the meaning ascribed to that term in the Investment Company Act of 1940 or (Y) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

ARTICLE VII
COVENANTS OF THE ACCOUNT PARTY

SECTION VII.1. Affirmative Covenants. So long as any amounts shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment, the Account Party will, unless the Majority Lenders shall otherwise consent in writing:

(a)	Use of Proceeds.  Apply all proceeds of each Advance solely as specified in Section 3.02 and Section 6.01(o) hereof.

(b)	Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent the Account Party is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for the payment thereof.

(c)	Maintenance of Insurance. Maintain, or cause to be maintained, insurance
(including appropriate plans of seif-insurance) covering the Account Party and its properties in effect at all times in such amounts and covering such risks as may be required by law and in addition as is usually carried by companies engaged in similar businesses and owning similar properties.

(d)	Preservation of Existence, Etc.  Preserve and maintain its corporate existence, material rights (statutory and otherwise) and franchises except as otherwise expressly provided for in the Security Documents.

(e)	Compliance with Laws, Etc.  Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to utilities, zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations, except to the extent (i) that the Account Party is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party as a whole.

(f)	Inspection Rights. At any time and from time to time upon reasonable notice, permit the Agent and its agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Account Party and to discuss the affairs, finances and accounts of the Account Party with the Account Party and of its officers, directors and accountants.

(g)	Keeping of Books.  Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Account Party and the assets and business of the Account Party, in accordance with good accounting practices consistently applied.

(h)	Performance of Related Agreements.  Perform and observe all material terms and provisions of the Revolving Credit Agreement, the Rate Agreement and each Significant Contract to be performed or observed by the Account Party and take all reasonable steps to enforce such agreements substantially in accordance with their terms and to preserve the rights of the Account Party thereunder; provided, that the foregoing provisions of this Section 7.01(h) shall not preclude the Account Party from any waiver, amendment, modification, consent or termination (i) made in accordance with the provisions of Section 7.04 hereof (in the case of the Revolving Credit Agreement) or (ii) permitted under Section 7.02(g) hereof (in the case of the Rate Agreement or any Significant Contract).

(i)	Collection of Accounts Receivable.  Promptly bill, and diligently pursue collection of, in accordance with customary utility practices, all accounts receivable owing to the Account Party and all other amounts that may from time to time be owing to the Account Party for services rendered or goods sold.

(j)	Maintenance of Financial Covenants:

(i) 	Operating Income to Interest Expense.  Maintain  a ratio of Operating
Income to Interest Expense of not less than 2.35 to 1.00 for each period of four consecutive fiscal quarters on each quarter-end ending after December 31, 1997.

(ii) 	Common Equity to Total Capitalization Ratio.  Maintain at all times a ratio of Common Equity to Total Capitalization of not less than 0.325 to 1.00.

(k)	Maintenance of Properties, Etc.  (i) As to properties of the type described in Section 6.01(i) hereof, maintain title of the quality described therein; and (ii) preserve, maintain, develop, and operate in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent such non-conformity would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party as a whole.

(l)	Governmental Approvals.  Duly obtain on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its part to be obtained, except those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party as a whole.

(m)	Further Assurances.  Promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Participating Bank through the Issuing Bank may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Security Documents.

(n)	Related Documents. Perform and comply in all material respects with each of the provisions of each Related Document to which it is a party.

SECTION VII.2. Negative Covenants. So long as any amount shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment, the Account Party will not without the written consent of the Majority Lenders:

(a)	Liens, Etc.  Create, incur, assume or suffer to exist any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of preferential arrangement the intent or effect of which is to assure a creditor against loss or to prefer one creditor over another creditor upon or with respect to any of its properties of any character (any of the foregoing being referred to herein as a "Lien") whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names the Account Party as debtor, sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign accounts, excluding, however, from the operation of the foregoing restrictions the following, whether now existing or hereafter created or perfected:

(i)	The Liens of the First Mortgage Indenture, the Security Agreement, the
Pledge Agreement, the "Pledge Agreement" referred to in the Other
Reimbursement Agreement, and any lien created pursuant hereto; and

 (ii)	Permitted Liens (as defined in the First Mortgage Indenture as in effect on the date hereof) on the Indenture Assets; provided, however, that
(A) the exclusion contained in clause (a) of such definition with respect to Liens junior to the Lien of the First Mortgage Indenture shall not apply to any Lien created after the date hereof; (B) the exclusion contained in clauses (g) and (h) of such definition shall apply only to the extent that all Liens of the type described therein from time to time existing do not, in the aggregate, materially and adversely affect the value of the security granted under the First Mortgage Indenture and no such Lien secures Debt of the Account Party for borrowed money; and (C) the Account Party shall not, on or after the date hereof, create, incur or assume any purchase money Debt secured by Liens of the type described in clause (o) of such definition;

provided, however, that this Section 7.02(a) shall not be construed to authorize the Account Party to incur, assume, be liable for or suffer to exist any Debt not otherwise permitted hereunder.

(b)	Debt.  From and after the Amendment Closing Date, create, incur or assume any Debt, other than pursuant to this Agreement, the Other Reimbursement Agreement, the Revolving Credit Agreement and unsecured debt in an aggregate amount not to exceed $25,000,000, and then only if, after giving effect thereto, (i) no Event of Default or Unmatured Default shall have occurred and be continuing on the date of such creation, incurrence or assumption and (ii) the Account Party shall have determined that on the basis of the assumptions and forecasts set forth in the most recent operating budget/forecast of operations delivered pursuant to Section 7.03(iv) hereof (which the Account Party continues to believe to be reasonable), the Account Party will continue to be in compliance at all times with the provisions of
Section 7.01(j) hereof. The Account Party will furnish evidence of its compliance with this subsection (b) for each fiscal quarter pursuant to
Section 7.03(ii) hereof.

(c)	Mergers, Etc.  Merge with or into or consolidate with or into, or acquire all or substantially all of the assets of, any Person.

(d)	Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of all or any substantial part of its assets, whether in a single transaction or series of transactions during any consecutive 12-month period, except for (i) the sale of the Account Party's generating assets on an arms'-length basis in a transaction (or series of transactions) subject to approval by the NHPUC as part of a settlement of the Rate Proceeding and (ii) sales, leases, transfers or other dispositions in the ordinary course of the Account Party's business in accordance with ordinary and customary terms and conditions. For purposes of this subsection (d), any transaction or series of transactions during any consecutive 12-month period shall be deemed to involve a "substantial part" of the Account Party's assets if, in the aggregate, (A) the book value of such assets equals or exceeds 7.5% of the total assets, net of regulatory assets, of the Account Party reflected in the financial statements of the Account Party delivered pursuant to Section 7.03(ii) or 7.03(iii) hereof in respect of the fiscal quarter or year ending on or immediately prior to the commencement of such 12-month period or (B) for the four calendar quarters ending on or immediately prior to commencement of such 12-month period, the gross revenue derived by the Account Party from such assets shall equal or exceed 7.5% of the total gross revenue of the Account Party.

(e)	Restricted Payments and NUG Settlements.  Declare or pay any dividend, or make any payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of the Account Party (other than stock splits and dividends payable solely in equity securities of the Account Party), or purchase, redeem, retire, or otherwise acquire for value any shares of any class of capital stock of the Account Party or any warrants, rights, or options to acquire any such Debt or shares, now or hereafter outstanding, or make any distribution of assets to any of its shareholders (any such transaction being a "Restricted Payment"), or make any payment of or on account of any NUG Settlement (a "NUG Settlement Payment"); provided, that the Account Party may make one or more Restricted Payments or NUG Settlement Payments after July 1, 1998 if:

(i) 	at the time such payment is made and after giving effect thereto, no advances will be outstanding under the Revolving Credit Agreement;

(ii) 	the aggregate amount of all such payments shall not exceed
$40,000,000;

(iii) 	without limitation of the foregoing, the aggregate amount of all
Restricted Payments shall not exceed $25,000,000;

(iv) 	in the case of a NUG Settlement Payment, such NUG Settlement shall have been approved by the NHPUC and all other Governmental Approvals related thereto shall have been obtained and be in full force and effect;

(v)	no Event of Default or Unmatured Default shall have occurred and be continuing;

(vi)	after giving effect to such payment, the Account Party shall be in full compliance with Section 7.01(j) hereof (for purposes of determining compliance with Section 7.01(j) under this clause (vi), computations under
Section 7.01(j) shall be made as of the date of such payment, except that, retained earnings shall be determined as of the last day of the immediately preceding fiscal quarter (adjusted for all Restricted Payments made after the last day of such preceding fiscal quarter)); and

(vii)	the Account Party shall have determined that, on the basis of the assumptions and forecasts set forth in the most recent operating budget/forecast of operations delivered pursuant to Section 7.03(iv) hereof (which the Account Party continues to believe to be reasonable) and after giving effect to such payment, the Account Party will continue to be in compliance at all times with the provisions of Section 7.01(j) hereof.

Notwithstanding anything to the contrary contained in this Section 7.02(e), the Account Party may declare and pay regularly scheduled quarterly dividends and regularly scheduled sinking fund payments on the Preferred Stock, if, immediately prior to and after giving effect to any such payment, no Event of Default or Unmatured Default shall have occurred and be continuing.

(f)	Compliance with ERISA.  (i) terminate, or permit any ERISA Affiliate to terminate, any ERISA Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Account Party to the PBGC, or (ii) permit to exist any occurrence of any event described in clause (i) of the definition of ERISA Plan Termination Event, or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any ERISA Plan and such a material liability to the Account Party.

(g)	Related Agreements.

(i)	Amendments.  Amend, modify or supplement or give any consent, acceptance or approval to any amendment, modification or supplement or deviation by any party from the terms of, the Rate Agreement or any Significant Contract, except, with respect only to the Significant Contracts, any amendment, modification or supplement thereto that would not reduce the rights or entitlements of the Account Party thereunder in any material way.

(ii)	Termination.  Cancel or terminate (or consent to any cancellation or termination of) the Rate Agreement or any Significant Contract prior to the expiration of its stated term, provided that this subsection (ii) shall not restrict the rights of the Account Party to enforce any remedy against any obligor under any Significant Contract in the event of a material breach or default by such obligor thereunder if and so long as the Account Party shall have provided to the Agent at least 30 days prior written notice of the enforcement action proposed to be undertaken by the Account Party.

(h)	Change in Nature of Business.  Engage in any material business activity other than those established and engaged in on the date hereof.

(i)	Ownership in Nuclear Plants.  Acquire, directly or indirectly, any ownership interest or any additional ownership interest of any kind in any nuclear-powered electric generating plant.

(j)	Subsidiaries.  Create or suffer to exist any active subsidiaries other than Properties, Inc., a New Hampshire corporation; or permit any material assets or business to be maintained at or conducted by any subsidiary except for the assets owned by Properties, Inc. not exceeding $20,000,000.

(k) 	Prepayment or Alteration of Debt.   (i) Prepay, redeem, reduce or
voluntarily retire, or make or agree to make any change in the terms of, any Debt of the Account Party, other than repayments and prepayments of advances under, and modifications of, the Revolving Credit Agreement, in each case to the extent permitted by Section 7.04; (ii) without limitation of the foregoing, amend, modify or supplement the Indenture or the First Mortgage Indenture or (iii) issue any First Mortgage Bonds as collateral security for any existing or future debt, or grant any other security to any holder of existing Debt of the Account Party, except to the extent permitted by Section 7.04.

(l) 	Loans and Investments.  Make any loans to or investments in any Person, other than investments in Permitted Investments.

(m) 	Affiliate Receivables.  Permit the aggregate balance of accounts receivable from Affiliates (other than such receivables constituting receivables for wholesale sales of power) to equal or exceed $12,500,000 as of the end of any calendar month.

SECTION VII.3. Reporting Obligations. So long as any amount shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment, the Account Party will, unless the Majority Lenders shall otherwise consent in writing, furnish to the Agent in sufficient copies for the Issuing Bank and each Participating Bank, the following:

(i)	as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or Unmatured Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Account Party setting forth details of such Event of Default or Unmatured Default and the action which the Account Party proposes to take with respect thereto;

(ii)	as soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Account Party, (A) if and so long as the Account Party is required to submit to the Securities and Exchange Commission a report on Form 10-Q, a copy of the Account Party's report on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter and (B) if the Account Party ceases to be required to submit such report, a balance sheet of the Account Party as of the end of such quarter and statements of income and retained earnings and of cash flows of the Account Party for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer or Assistant Treasurer of the Account Party as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.01(e) hereof, in each such case, delivered together with a certificate of said officer (x) stating that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, a statement as to the nature thereof and the action which the Account Party proposes to take with respect thereto, (y) demonstrating compliance with
Section 7.01(j) hereof for and as of the end of such fiscal quarter and compliance with Sections 7.02(b) and (e) hereof, as of the dates on which any Debt was created, incurred or assumed (using the Account Party's most recent annual actuarial determinations in the computation of Debt referred to in clause (ix) in the definition of "Debt") or any Restricted Payment or NUG Settlement Payment was made during such quarter, and (z) demonstrating, after giving effect to the incurrence of any Debt created, incurred or assumed during such fiscal quarter (using the Account Party's most recent annual actuarial determinations in the computation of Debt referred to in clause
(ix) in the definition of "Debt") and after giving effect to any Restricted Payments or NUG Settlement Payments made during such fiscal quarter, compliance with Section 7.01(j) hereof for the remainder of the fiscal year of the Account Party based on the operating budget/forecast of operations delivered pursuant to Section 7.03 (iv) hereof for such fiscal year, such demonstrations to be in a schedule (in form satisfactory to the Majority Lenders) which sets forth the computations used by the Account Party in determining such compliance;

(iii)	as soon as available and in any event within 105 days after the end of each fiscal year of the Account Party, (A) if and so long as the Account Party is required to submit to the Securities and Exchange Commission a report on Form 10-K, a copy of the Account Party's report on Form 10-K submitted to the Securities and Exchange Commission with respect to such year and (B) if the Account Party ceases to be required to submit such report, a copy of the annual audit report for such year for the Account Party including therein a balance sheet of the Account Party as of the end of such fiscal year and statements of income and retained earnings and of cash flows of the Account Party for such fiscal year, in each case certified by a nationally-recognized independent public accountant, in each such case delivered together with a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer (x) stating that the financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of financial statements referred to in
Section 6.01(e) hereof, and that no Event of Default or Unmatured Default has occurred and is continuing, or if an Event of Default or Unmatured Default has occurred and is continuing, stating the nature thereof and the action which the Account Party proposes to take with respect thereto and (y) demonstrating compliance with Section 7.01(j) hereof for and as of the end of such fiscal year and compliance with Sections 7.02(b) and (e) hereof, as of the dates on which any Debt was created, incurred or assumed (using the Account Party's most recent annual actuarial determinations in the computation of Debt referred to in clause (ix) in the definition of "Debt") or any Restricted Payment or NUG Settlement Payment was made during the last fiscal quarter of the Account Party, such demonstrations to be in a schedule (in form satisfactory to the Majority Lenders) which sets forth the computations used by the Account Party in determining such compliance.

(iv)	as soon as available and in any event before March 31 of each fiscal year, a copy of an operating budget/forecast of operations of the Account
Party as approved by the Board of Directors of the Account Party in form satisfactory to the Participating Banks for such fiscal year of the Account Party, together with a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Account Party stating that such budget/forecast was prepared in good faith and on reasonable assumptions;
(v) 	not later than ten days following the end of each fiscal quarter of the
Account Party, a report on the progress of and developments in the Rate Proceeding, the Final Plan and any negotiations concerning the foregoing;

(vi)	as soon as available and in any event no later than the New Hampshire
Public Utilities Commission shall have received the Account Party's annual submission, if any, relating to the "return on equity collar" referred to in the Rate Agreement, a copy of such annual submission of the Account Party;

(vii)	as soon as possible and in any event (A) within 30 days after the
Account Party knows or has reason to know that any ERISA Plan Termination Event described in clause (i) of the definition of ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and (B) within 10 days after the Account Party knows or has reason to know that any other ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Account Party describing such ERISA Plan Termination Event and the action, if any, which the Account Party proposes to take with respect thereto;

(viii)	promptly after receipt thereof by the Account Party or any of its
ERISA Affiliates from the PBGC, copies of each notice received by the Account Party or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA Multiemployer Plan;

(ix)	promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan (if any) to which the Account Party is a contributing employer;

(x)	promptly after receipt thereof by the Account Party or any of its ERISA
Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by the Account Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $10,000,000 pursuant to Section 4202 of ERISA in respect of which the Account Party may be liable;

(xi)	promptly after the Account Party becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 6.01(f), or (B) which purport to affect the legality, validity or enforceability of the Rate Agreement, or any Transaction Document, Loan Document, Related Document or Significant Contract;

(xii)	promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which the Account Party sends to its public security holders (if any) or files with, and copies of all regular, periodic and special reports and all registration statements and periodic or special reports, if any, which the Account Party files with, the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

(xiii)	promptly after receipt thereof, any assertion of the character described in Section 8.01(h) hereof and the action the Account Party proposes to take with respect thereto;

(xiv)	promptly after knowledge of any material default under the Rate
Agreement or any Significant Contract, notice of such default and the action the Account Party proposes to take with respect thereto;

(xv)	promptly after knowledge of any amendment, modification, or other change to the Rate Agreement or any Significant Contract or to any Governmental Approval affecting the Rate Agreement, notice of such amendment, modification or other change, it being understood that for purposes of this clause (xiv) any filing by the Account Party in the ordinary course of the Account Party's business with, or order issued or action taken by, a governmental authority or regulatory body after May 16, 1991 to implement the terms of the Rate Agreement shall not be considered an amendment, modification or change to a Governmental Approval affecting the Rate Agreement; and

(xvi)	promptly after requested, such other information respecting the financial condition, operations, properties, prospects or otherwise, of the Account Party as the Issuing Bank or Majority Lenders may from time to time reasonably request in writing.

SECTION VII.4. Most Favored Lender Covenants. So long as any amount shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment:

(a)	The Account Party will not amend, modify or supplement, or consent to any amendment, modification or supplement to, the Other Reimbursement Agreement or the Revolving Credit Agreement (whether the same relates to pricing, tenor, reduction, prepayment, covenants, other credit terms or otherwise), unless the Account Party shall first have offered to amend, modify or supplement the Loan Documents in a like manner, subject however, to the provisions of subsection (b), to the extent applicable.

(b)	If at any time the Account Party shall be unable to borrow under the
Revolving Credit Agreement (or any successor revolving facility) because the Account Party is unable to satisfy any "material adverse change" or other condition precedent to borrowing (a "Funding Suspension"), and (x) the failure to satisfy such condition does not itself constitute an Event of Default hereunder and (y) no Event of Default or Unmatured Default shall have occurred and be continuing hereunder, the provisions of subsection (a) shall be subject to the following:

(i) 	The Account Party will be free to negotiate with the lenders under the
Revolving Credit Agreement (or the lenders under such successor facility) (the"Non-Funding Lenders") and may resolve or not resolve such Funding Suspension in such manner as it may see fit, without any requirement that the Agent, the Issuing Bank or the Participating Banks consent thereto;

(ii) 	Any improvement in pricing, covenants or other credit terms
afforded to the Non-Funding Lenders to resolve the Funding Suspension shall be offered to the Agent, the Issuing Bank and the Participating Banks in the manner prescribed by subsection (a). Any additional security granted to the Non-Funding Lenders to resolve the Funding Suspension shall be afforded equally and ratably to the Agent, the Issuing Bank and the Participating Banks, subject to the provisions of Section 7.05; and

(iii) 	If in connection with the resolution of a Funding Suspension, the
Non-Funding Lenders' facility shall be permanently reduced such that any amounts repaid or prepaid as part of such resolution are not available to be re-borrowed, the Account Party will pay to the Agent, for the benefit of the Issuing Bank and the Participating Banks an amount equal to such repayment or prepayment, dollar-for-dollar, to be applied to the reduction of the Available Amount or to be held as cash collateral for the obligations of the Account Party under the Loan Documents. For the avoidance of doubt:

(A) 	a reduction in the unfunded portion of the Non-Funding Lenders'
commitments will not, by itself, entitle the Agent, the Issuing Bank and the Participating Banks to any such payment or to any reduction in the Available Amount; and

(B) 	the Agent, the Issuing Bank and the Participating Banks will not be entitled to any payment or reduction in the Available Amount solely as a result of repayments and prepayments of advances under such facility, if such repayment or prepayment results in the Non-Funding Lenders' commitments becoming again available to the Account Party in at least the amount of the repayment or prepayment.

(c)	The provisions of subsection (b) shall not apply during the continuance of an Event of Default.

SECTION VII.5.  Covenants Concerning Certain Collateral.

(a) 	Cash Account.   Subject to the provisions of subsection (b), below, upon
the occurrence and during the continuance of any Event of Default, the Agent shall at the request, or may with the consent, of the Majority Lenders, direct the Account Party to, and if so directed, the Account Party shall, deposit with the Agent an amount in the cash account (the "Cash Account") described below equal to the Available Amount of the Letter of Credit. Such Cash Account shall at all times be free and clear of all rights or claims of third parties. The Cash Account shall be maintained with the Agent in the name of, and under the sole dominion and control of, the Agent, and amounts deposited in the Cash Account shall bear interest at a rate equal to the rate generally offered by Barclays for deposits equal to the balance in the Cash Account, for a term to be agreed to between the Account Party and the Agent.
If any Letter of Credit drawings then outstanding or thereafter made are not reimbursed in full immediately after being made and upon demand, then, in any such event, the Agent may apply the amounts then on deposit in the Cash
Account, in such priority as the Agent shall elect, toward the payment in full of any or all of the Account Party's obligations hereunder as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Agent will repay to the Account Party any cash then on deposit in the Cash Account. The Issuing Bank hereby confirms its obligation as set forth in the Letter of Credit to make all payments under the Letter of Credit with its own funds and not with any funds of the Account Party or the Issuer, and nothing in this subsection (a) or otherwise shall in any way limit such obligation.

(b) 	Waiver and Surrender of Rights to Certain Collateral.   Without in any
way modifying the payment provisions of Article III, and subject in all respects to the provisions of subsection (c), below, the Agent, the Issuing Bank and the Participating Banks hereby waive and surrender, effective upon the commencement of any case by or against the Account Party seeking relief in respect of the Account Party under the Bankruptcy Code, any and all right, title and interest of the Agent, the Issuing Bank and the Participating Banks in and to the Cash Account, the Collateral described in the Security
Agreement and all other collateral security, if any, granted to the Agent, the Issuing Bank or the Participating Banks on or after April 23, 1998 (all of the foregoing being hereinafter referred to as the "Extension Collateral", which term shall exclude absolutely the Account Party's Series F First Mortgage Bonds), and agree that upon any such commencement, the rights of the Agent, the Issuing Bank and the Banks in and to the Extension Collateral shall be null and void and the Agent, the Issuing Bank and the Banks shall not thereafter seek or accept any benefits they may have in and to the
Extension Collateral;   provided that the foregoing shall not apply to any
benefit to Agent, the Issuing Bank or any Participating Bank of any Extension Collateral, if and only if: (i) a valid and perfected lien on or security interest in such Extension Collateral was granted to one or more other
Secured Parties under the Intercreditor Agreement, (ii) such benefit to the Agent, the Issuing Bank or any Participating Bank is no greater than such as derives from its rights under the Intercreditor Agreement to share in the benefits of all Collateral referred to therein on the terms and subject to the conditions thereof, and (iii) after giving effect to such sharing, the aggregate amount of secured claims against the bankruptcy estate of the Account Party would not be increased.

(c) 	The waiver, surrender and agreement set forth in subsection (b), above, shall terminate and be of no force and effect (i) if and to the extent that such termination and the retention and enjoyment by the Agent, the Issuing
Bank and the Participating Banks of such right, title and interest would not result in the grant of the Extension Collateral to the Agent, the Issuing
Bank and the Participating Banks being deemed to (X) constitute a transfer of property of the Account Party avoidable under Section 547(b) of the Bankruptcy Code or (Y) otherwise constitute a basis for the recovery of any amounts realized with respect to the Collateral or the value thereof from the Trustee or any holder of the Bonds as an avoidable transfer under Section 547(b) of the Bankruptcy Code and (ii) in any case, as to any item of Extension Collateral, on the 91st day following the date on which a lien on or security interest in such Extension Collateral in favor of the Agent, the Issuing Bank or the Participating Banks was first perfected under applicable law, so long as no such case has been commenced and is pending.

(d) 	Acknowledgment.  The Agent, the Issuing Bank and the Participating
Banks, each by its execution and delivery of this Agreement, acknowledge and agree to the provisions of this Section 7.05.

ARTICLE VIII
DEFAULTS

SECTION VIII.1. Events of Default. The following events shall each constitute an "Event of Default" if the same shall occur and be continuing after the grace period and notice requirement (if any) applicable thereto:

(a)	The Account Party shall fail to pay any interest on any Advance or pursuant to Section 4.02 hereof within two days after the same becomes due; the Account Party shall fail to reimburse the Issuing Bank for any Interest Drawing (as defined in the Letter of Credit) within two days after such reimbursement becomes due; or the Account Party shall fail to make any other payment required to be made pursuant to Article II or Article III hereof when due; or

(b)	Any representation or warranty made by the Account Party (or any of its officers or agents) in any Loan Document or Transaction Document or in any certificate or other writing delivered pursuant to any Loan Document or Transaction Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)	The Account Party shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Sections 7.01(a), (d) or
(j), Section 7.02 or Section 7.03(i) hereof; or

(d)	The Account Party shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document or Transaction Document and such failure shall remain unremedied, after written notice thereof shall have been given to the Account Party by the Agent, the Issuing Bank or any Participating Bank, for a period of 30 days; or

(e)	The Account Party shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt arising hereunder and excluding other Debt aggregating in no event more than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the Account Party's exercise of a prepayment option) prior to the stated maturity thereof; unless in each such case the obligee under or holder of such Debt or the trustee with respect to such Debt shall have waived in writing such circumstance without consideration having been paid by the Account Party so that such circumstance is no longer continuing; or

(f)	The Account Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Account Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Account Party, either the Account Party shall consent thereto or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Account Party or the appointment of a receiver, trustee, custodian or other similar official for the Account Party or any of its property) shall occur; or the Account Party shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

(g)	Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Account Party or its properties and either enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)	Any material provision of any Loan Document, the Rate Agreement, any
Significant Contract or any Related Document shall for any reason other than the express terms thereof or the exercise of any right or option expressly contained therein cease to be valid and binding on any party thereto except as otherwise expressly permitted by the exceptions and provisions contained in Section 7.02(g) hereof; or any party thereto other than the Participating Banks shall so assert in writing, provided that in the case of any party other than the Account Party making such assertion in respect of the Rate Agreement, any Significant Contract or any Related Document, such assertion shall not in and of itself constitute an Event of Default hereunder until (i) such asserting party shall cease to perform under and in compliance with the Rate Agreement, such Significant Contract or such Related Document, (ii) the Account Party shall fail to diligently prosecute, by appropriate action or proceedings, a rescission of such assertion or a binding determination as to the merits thereof or (iii) such a binding determination shall have been made in favor of such asserting party's position; or

(i)	The Security Documents shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by such documents and subject to the exceptions permitted thereunder) in any of the applicable Collateral (other than Liens in favor of the Trustee with respect to the interests of the Issuer under the Indenture), provided, that such failure or cessation relating to any non-material portion of such Collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within 30 days after the Account Party becomes aware thereof; or

(j)	The Account Party shall not have in full force and effect any or all insurance required under Section 7.01(c) hereof or there shall be incurred any uninsured damage, loss or destruction of or to the Account Party's properties in an amount not covered by insurance (including fully-funded self-insurance programs) which the Majority Lenders consider to be material; or

(k) 	A default by the Account Party shall have occurred under the Rate
Agreement and shall not have been effectively cured within the time period specified therein for such cure (or, if no such time period is specified therein, 10 days); or a default by any party shall have occurred under any Significant Contract and such default shall not have been effectively cured within 30 days after notice from the Agent to the Account Party stating that, in the opinion of the Majority Lenders, such default may have a material adverse effect upon the financial condition, operations, properties or prospects of the Account Party as a whole; or

(l)	Any Governmental Approval (whether federal, state or local) required to give effect to the Rate Agreement (including, without limitation, Chapter
362-C of the New Hampshire Revised Statutes and the enabling order of the NHPUC issued pursuant thereto) shall be amended, modified or supplemented, or any other regulatory or legislative action or change (whether federal, state or local) having the effect, directly or indirectly, of modifying the benefits or entitlements of the Account Party under the Rate Agreement shall occur, and in any such case such amendment, modification, supplement, action or change may have, in the opinion of the Majority Lenders, a material adverse effect upon the financial condition, operations, properties or prospects of the Account Party as a whole; or

(m)	NU shall cease to own all of the outstanding common stock of the Account
Party, free and clear of any Liens; or

(n)	An event of default (as defined therein) shall have occurred and be continuing under the Indenture or the First Mortgage Indenture; or

(o)	An event of default (as defined therein) shall have occurred and be continuing under the Revolving Credit Agreement or the Other Reimbursement Agreement; or

(p)	The Fixed-Rate Conversion shall fail to be consummated on May 1,1998.

SECTION VIII.2. Remedies Upon Events of Default. Upon the occurrence and during the continuance of any Event of Default, then, and in any such event the Agent with the concurrence of the Issuing Bank may, and upon the direction of the Majority Lenders the Agent shall (i) if the Letter of Credit Amendment shall not have been issued, instruct the Issuing Bank to (whereupon the Issuing Bank shall) by notice to the Account Party declare its commitment to issue the Letter of Credit Amendment to be terminated, whereupon the same shall forthwith terminate, (ii) instruct the Issuing Bank to (whereupon the Issuing Bank shall) furnish to the Trustee and the Paying Agent written notice of such Event of Default in accordance with Section 6.01(a)(iv) of the Indenture and of the Issuing Bank's determination to terminate the Letter of Credit on the fifth business day (as defined in the Indenture) following the Trustee's and Paying Agent's receipt of such notice, (iii) instruct the Issuing Bank to (whereupon the Issuing Bank shall) furnish to the Trustee and the Paying Agent written notice that the Interest Component will not be reinstated in the amount of one or more Interest Drawings, all as provided in the Letter of Credit; (iv) direct the Account party to pay cash into the Cash Account in accordance with Section 7.05(a); (v) declare the Advances and all other principal amounts outstanding hereunder, all interest thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon the Advances and all other principal amounts outstanding hereunder, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account Party, and (vi) instruct the Issuing Bank to (whereupon the Issuing Bank shall) exercise all the rights and remedies provided herein and under and in respect of the Security Documents; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Account Party under the Federal Bankruptcy Code, (A) the commitment of the Issuing Bank to issue the Letter of Credit, the Commitments and the obligations of the Participating Banks to make Advances shall automatically be terminated, and
(B) the Advances and all other principal amounts outstanding hereunder, all interest accrued and unpaid thereon and all other amounts payable hereunder shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Party.

SECTION VIII.3. Issuing Bank to Notify First Mortgage Trustee, Others. The Issuing Bank shall, if so directed by the Majority Lenders, promptly notify the First Mortgage Trustee by telephone, confirmed in writing, of the occurrence of any Event of Default. In addition, the Issuing Bank shall furnish to the Agent, the Account Party, the Paying Agent and the Issuer a copy of (a) any notice furnished to the First Mortgage Trustee pursuant to the preceding sentence and (b) any notice delivered to the Trustee pursuant to clause (ii) or clause (iii) of Section 8.02. Notwithstanding the foregoing, no failure of the Issuing Bank to give any notice (or copy of a notice) as contemplated by this Section 8.03 shall limit or impair any rights of the Issuing Bank, the Agent or any Participating Bank or the exercise of any remedy hereunder, nor shall the Issuing Bank, the Agent or any Participating Bank incur any liability as a result of any such failure.

ARTICLE IX
THE AGENT, THE PARTICIPATING BANKS AND THE ISSUING BANK

SECTION IX.1. Authorization of Agent; Actions of Agent and Issuing Bank. The Issuing Bank and each Participating Bank hereby appoint and authorize the Agent to take such action as agent on their behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; provided, however, that neither the Agent nor the Issuing Bank shall be required to take any action which exposes the Agent or the Issuing Bank to personal liability or which is contrary to this Agreement or applicable law. As to any matters not expressly provided for by any Related Document (including, without limitation, enforcement or collection thereof), neither the Agent nor the Issuing Bank shall be required to exercise any discretion or take any action. The Agent agrees to deliver promptly (i) to the Issuing Bank and each Participating Bank copies of each notice delivered to it by the Account Party and (ii) to each Participating Bank copies of each notice delivered to it by the Issuing Bank, in each case pursuant to the terms of this Agreement.

SECTION IX.2. Reliance, Etc. Neither the Agent, the Issuing Bank, nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any Related Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, each of the Agent and the Issuing Bank (i) may consult with legal counsel (including counsel for the Account Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Participating Bank and shall not be responsible to any Participating Bank for any statements, warranties or representations made in or in connection with this Agreement or any Related Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Related Document on the part of the Account Party to be performed or observed, or to inspect any property (including the books and records) of the Account Party; (iv) shall not be responsible to any Participating Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Related Document or any other instrument or document furnished pursuant hereto and thereto; and (v) shall incur no liability under or in respect of this Agreement or any Related Document by acting upon any notice, consent certificate or other instrument or writing (which may be by telegram, cable or telex), including, without limitation, any thereof from time to time purporting to be from the Trustee, believed by it to be genuine and signed or sent by the proper party or parties.

SECTION IX.3. The Agent, the Issuing Bank and Affiliates. The Agent and the Issuing Bank shall have the same rights and powers under this Agreement as any other Participating Bank and may exercise (or omit from exercising) the same as though they were not the Agent and the Issuing Bank, respectively, and the term "Participating Bank" shall, unless otherwise expressly indicated, include Barclays in its individual capacity. The Agent, the Issuing Bank and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Account Party, any of its subsidiaries and any Person who may do business with or own securities of the Account Party or any such subsidiary, all as if Barclays was not the Agent or the Issuing Bank, and without any duty to account therefor to the Participating Banks.

SECTION IX.4. Participating Bank Credit Decision. Each of the Issuing Bank and each Participating Bank acknowledges that it has, independently and without reliance upon the Arrangers, the Agent, the Issuing Bank or any other Participating Bank and based on the financial information referred to in
Section 6.01(e) hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Issuing Bank and each Participating Bank also acknowledges that it will, independently and without reliance upon the Arrangers, the Agent, the Issuing Bank or any other Participating Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION IX.5. Indemnification. The Participating Banks agree to indemnity the Arrangers, the Agent and the Issuing Bank (to the extent not reimbursed by the Account Party), ratably according to their respective Participation Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Arrangers, the Agent or the Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Arrangers, the Agent or the Issuing Bank under or in connection with this Agreement, provided that no Participating Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Arrangers', the Agent's or the Issuing Bank's (as the case may be) gross negligence or willful misconduct. Without limitation of the foregoing, each Participating Bank agrees to reimburse the Arrangers, the Agent and the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Arrangers, the Agent and the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Arrangers, the Agent and the Issuing Bank (as the case may be) are entitled to reimbursement for such expenses pursuant to Section 10.04 hereof but are not reimbursed for such expenses by the Account Party.

SECTION IX.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Issuing Bank, the Participating Banks and the Account Party, with any such resignation to become effective only upon the appointment of a successor Agent pursuant to this Section 9.06. Upon any such resignation, the Issuing Bank shall have the right to appoint a successor Agent, which shall be another commercial bank or trust company reasonably acceptable to the Account Party, organized or licensed under the laws of the United States, or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the execution and delivery by the Account Party and the successor Agent of an agreement relating to the fees, if any, to be paid to the successor Agent in connection with its acting as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION IX.7. Issuing Bank. (a) All notices received by the Issuing Bank pursuant to this Agreement or any Related Document (other than the Letter of Credit) shall be promptly delivered to the Agent for distribution to the Participating Banks.

(b)	Except to the extent permitted by Section 2.06, the Issuing Bank shall not amend or waive any provision or consent to the amendment or waiver of any Related Document without the written consent of the Majority Lenders. Notwithstanding the foregoing, each Participating Bank, by its execution and delivery of this Agreement, authorizes and directs the Issuing Bank to execute and deliver the Second Supplement, dated as of May 1, 1995, to the Original Indenture.

(c)	Upon receipt by the Issuing Bank from time to time of any amount pursuant to the terms of any Related Document (other than pursuant to the terms of this Agreement), the Issuing Bank shall promptly deliver to the Agent such amount.

SECTION IX.8. Certain Authorizations and Consent. The Issuing Bank and each Participating Bank, by its acceptance hereof, and each other Participating Bank by its execution and delivery of the Participant Assignment pursuant to which it became a Participating Bank, consents to, authorizes, ratifies and confirms in all respects:

(i)	the execution, delivery, acceptance and performance by the Agent and by the Collateral Agent of the Intercreditor Agreement, as the same may be from time to time amended in accordance with the terms thereof and Section 10.01 hereof;

(ii)	the execution, delivery and acceptance by the Collateral Agent of, and the taking by the Collateral Agent of all actions under, the Security Agreement, as the same may be from time to time amended in accordance with the terms thereof and Section 10.01 hereof;

the execution and delivery of this Agreement by the Issuing Bank or such Participating Bank, or the execution and delivery of such Participant Assignment by such Participating Bank, as the case may be, constituting (without further act or deed) the Issuing Bank or such Participating Bank's acceptance and approval of, and agreement to the terms of, the Intercreditor Agreement and the Security Agreement with the same effect as if the Issuing Bank or such Participating Bank were itself a party thereto.

ARTICLE X
MISCELLANEOUS

SECTION X.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Pledge Agreement, nor consent to any departure by the Account Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank and all the Participating Banks, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Article V of this Agreement or
Article III of the Amendment, (b) increase the Commitments of the Participating Banks that may be maintained hereunder or subject the Participating Banks to any additional obligations, (c) reduce the principal of, or interest on, the Advances, any amount reimbursable on demand pursuant to Section 3.01, or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, such reimbursable amounts or any fees or other amounts payable hereunder (other than fees payable to the Issuing Bank or the Agent pursuant to Section
2.03 hereof), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Participating Banks which shall be required for the Participating Banks or any of them to take any action hereunder, (f) amend this Agreement or the Pledge Agreement in a manner intended to prefer one or more Participating Banks over any other Participating Banks, (g) amend this Section 10.01, or
(h) release any of the Collateral otherwise than in accordance with any provisions for such release contained in the Security Documents, or change any provision of any Security Document providing for the release of all or substantially all of the Collateral; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank or the Agent in addition to the Participating Banks required above to take such action, affect the rights or duties of the Issuing Bank or the Agent, as the case may be, under this Agreement or the Pledge Agreement and (ii) no amendment, waiver or consent shall, unless in writing and signed by the "Majority Lenders" under the Other Reimbursement Agreement and the "Majority Lenders" under the Revolving Credit Agreement, shall change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Participating Banks which shall be required for the Participating Banks or any of them to take, or to direct the Collateral Agent to take, any action under the Intercreditor Agreement and the Security Agreement.

SECTION X.2. Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:

(i)	if to the Account Party, to it in care of NUSCO at NUSCO's address at
107 Selden Street, Berlin, Connecticut 06037 (telecopy: (860) 665-5457),
Attention: Assistant Treasurer - Finance;

(ii)	if to the Issuing Bank or the Agent, to it at its address at 222
Broadway, 12th Floor, New York, New York 10038, Attention: Customer Service Unit, (telephone: (212) 412-3363, telecopy: (212) 412-3080, Telex: 12-6946), with a copy to: Utilities Finance Group, (telephone (212) 412-2551, telecopy:
(212) 412-7575) and with a further copy to Credit Enhancement Unit (telephone
(212) 412-3578, telecopy (212) 412-6969);

(iii)	if to any Participating Bank, to it at its address set forth on the signature pages to the Amendment or in the Participation Assignment pursuant to which it became a Participating Bank; or

as to each party other than any Participating Bank, at such other address as shall be designated by such party in a written notice to the other parties, and, as to any Participating Bank, at such other address as shall be designated by such Participating Bank in a written notice to the Account Party and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, confirmed by telex answerback, telecopied or delivered to the cable company, respectively, except that notices and communications to the Agent or the Issuing Bank pursuant to Article II, III or IV shall not be effective until received by the Agent or the Issuing Bank, as the case may be.

SECTION X.3. No Waiver of Remedies. No failure on the part of any Participating Bank or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION X.4. Cost; Expenses and Indemnification. (a) The Account Party agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Arrangers, the Agent and the Issuing Bank in connection with the preparation, negotiation, execution and delivery of the Loan Documents and Transaction Documents and the administration of the Loan Documents and Transaction Documents, the care and custody of any and all collateral, and any proposed modification, amendment, or consent relating thereto; and (ii) the Arrangers, the Agent, the Issuing Bank and each Participating Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or any other Loan Document or Transaction Document.

(b)	The Account Party hereby agrees to indemnify and hold the Arrangers, the
Agent, the Issuing Bank and each Participating Bank and their respective officers, directors, employees, professional advisors and affiliates (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or investigation or is otherwise subjected to judicial or legal process arising from any such proceeding or investigation) which any of them may incur or which may be claimed against any of them by any person or entity (except to the extent such claims, damages, losses, liabilities, costs or expenses arise from the gross negligence or willful misconduct of the Indemnified Person):

(i)	by reason of or in connection with the execution, delivery or performance of any of the Loan Documents, the Transaction Documents or the Related Documents or any transaction contemplated thereby, or the use by the Account Party of the proceeds of any Advance or the use by the Paying Agent or the Trustee of the proceeds of any drawing under the Letter of Credit;

(ii)	in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon or under any property of the Account Party or any of its Affiliates or (B) by or on behalf of the Account Party or any of its Affiliates at any time and in any place;

(iii)	in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents;

(iv)	by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under, the Letter of Credit; provided, however, that the Account Party shall not be required to indemnity the Arrangers, the Agent, the Issuing Bank or any Participating Bank pursuant to this Section for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (A) the Issuing Bank's willful misconduct or gross negligence, as determined by a court of competent jurisdiction, in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (B) the Issuing Bank's willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it by the Paying Agent of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit; or

(v)	by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, contained in any Official Statement, except to the extent contained in or arising from information in such Official Statement supplied in writing by and describing the Issuing Bank or any previous issuer of a letter of credit relating to the Bonds.

(c)	Nothing contained in this Section 10.04 is intended to limit the Account
Party's obligations set forth in Articles II, III and IV.  The Account
Party's obligations under this Section 10.04 shall survive the creation and sale of any participation interest pursuant to Section 10.06 hereof and shall survive as well the repayment of all amounts owing to the Agent, the Issuing Bank and the Participating Banks under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Account Party under this Section 10.04 are unenforceable for any reason, the Account Party agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

SECTION X.5. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the taking of any action or the giving of any instruction by the Agent as specified by Section 8.02 hereof, the Issuing Bank and each Participating Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Bank or such Participating Bank to or for the credit or the account of the Account Party against any and all of the obligations of the Account Party now or hereafter existing under this Agreement in favor of the Issuing Bank or such Participating Bank, irrespective of whether or not the Issuing Bank or such Participating Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Issuing Bank and each Participating Bank agrees promptly to notify the Account Party after any such set-off and application provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Bank and each Participating Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Bank and/or such Participating Bank may have.

(b)	The Account Party agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Issuing Bank and of the several Participating Banks hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Account Party's rights to any independent claim that the Account Party may have against the Issuing Bank or any Participating Bank, but no Participating Bank shall be liable for the conduct of the Issuing Bank or any other Participating Bank, and the Issuing Bank shall not be liable for the conduct of any Participating Bank.

SECTION X.6. Binding Effect; Assignments and Participants. (a) This Agreement shall become effective when it shall have been executed and delivered by the Account Party, the Agent, the Issuing Bank and each Participating Bank named on the signature pages to the Amendment and thereafter shall be binding upon and inure to the benefit of the Account Party, the Agent, the Issuing Bank and each Participating Bank and their respective successors and assigns, except that the Account Party shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Issuing Bank and each Participating Bank, and the Issuing Bank may not assign its commitment to issue the Letter of Credit or its obligations under or in respect of the Letter of Credit.

(b)	Each Participating Bank may assign all or any portion of its rights under this Agreement, under the Letter of Credit or in any security hereunder, including, without limitation, any instruments securing the Account Party's obligations hereunder; provided that (i) no assignment by any Participating Bank may be made to any Person, other than to another Participating Bank, except with the prior written consent of the Issuing Bank and the Account Party (which consent in the case of the Account Party, (A) shall not be unreasonably withheld and (B) shall not be required if an Event of Default shall have occurred and be continuing and the Agent or the Issuing Bank shall have exercised any remedy described in clause (ii), (iii) or (v) of Section 8.02), (ii) any assignment shall be of a constant and not a varying percentage of all of the assignor's rights and obligations hereunder and (iii) the parties to each such assignment shall execute and deliver to the Agent a Participation Assignment, together with a processing fee of $2,500. Upon receipt of a completed Participation Assignment and the processing fee, the Agent will record in a register maintained for such purpose the name of the assignee and the percentage participation interest assigned by the assignor and assumed by the assignee for purposes of the determination of such assignor's and assignee's respective Participation Percentages. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Participation Assignment, which effective date shall be at least five Business Days after the execution thereof, the assignee shall, to the extent of such assignment, become a party hereto and have all of the rights and obligations of a Participating Bank hereunder and, to the extent of such assignment, such assigning Participating Bank shall be released from its obligations hereunder (without relieving such Participating Bank from any liability for damages, costs and expenses suffered by the Issuing Bank or the Account Party as a result of the failure by such Participating Bank to perform its obligations hereunder).

(c)	Each Participating Bank may grant participations to one or more Persons in all or any part of, or any interest (undivided or divided) in, such Participating Bank's rights and obligations under this Agreement (any such Person being referred to hereinafter as a "Participant" and such interests are collectively, referred to hereinafter as the "Rights"); provided, however, that (i) such Participating Bank's obligations under this Agreement shall remain unchanged; (ii) any such Participant shall be entitled to the benefits and cost protections provided for in Section 4.03 hereof on the same basis as if it were a Participating Bank hereunder; (iii) the Account Party, the Agent and the Issuing Bank shall continue to deal solely and directly with such Participating Bank in connection with such Participating Bank's rights and obligations under this Agreement; and (iv) no such Participant, other than an Affiliate of such Participating Bank, shall be entitled to require such Participating Bank to take or omit to take any action hereunder, unless such action or omission would have an effect of the type described in subsections (c), (d) or (h) of Section 10.01 hereof.

(d)	Notwithstanding anything contained in this Section 10.06 to the contrary, the Issuing Bank and any Participating Bank may assign and pledge all or any portion of the Advances (or participating interests therein) owing to the Issuing Bank or such Participating Bank to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the Issuing Bank or such Participating Bank from its obligations hereunder.

SECTION X.7. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION X.8. Issuing Bank Not Liable. As between the Agent, the Issuing Bank and the Participating Banks on the one hand, and the Account Party on the other, the Account Party assumes all risks of the acts or omissions of the Paying Agent, the Trustee and any other beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Agent, the Issuing Bank, any Participating Bank, nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Paying Agent, the Trustee and any other beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Account Party shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Account Party, to the extent of any direct, as opposed to consequential, damages suffered by the Account Party which the Account Party proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence, as determined by a court of competent jurisdiction, in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it by the Paying Agent of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept original or facsimile (including telecopy) sight drafts and accompanying certificates presented under the Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION X.9. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Account Party has furnished and will from time to time furnish to the Agent, the Issuing Bank and the Participating Banks (each, a "Recipient") written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Account Party, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Account Party may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective assignees of or participants in the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective assignee's or participant's entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or (iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii) above, the Recipient agrees to use reasonable efforts to inform the Account Party as promptly as practicable.

SECTION X.10. Waiver of Jury Trial. The Account Party, the Arrangers, the Agent, the Issuing Bank, and the Participating Banks each hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other Loan Document, any Transaction Document or any other instrument or document delivered hereunder or thereunder.

SECTION X.11. Governing Law. This Agreement, the Amendment and the Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Account Party, the Arrangers, the Agent, the Issuing Bank and each Participating Bank each (i) irrevocably submits to the jurisdiction of any New York State Court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION X.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being conclusively evidenced by the execution and delivery by such parties of the Amendment to which this Amended and Restated Second Series D Letter of Credit and Reimbursement Agreement is attached.

	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

					THE ACCOUNT PARTY:

					PUBLIC SERVICE COMPANY OF
					  NEW HAMPSHIRE


					By: /S/David R. McHale

					     Title: Assistant Treasurer


					THE AGENT AND ISSUING BANK:
					BARCLAYS BANK PLC,
					  NEW YORK BRANCH,
					  as Agent and as Issuing Bank


					By: /S/ Managing Director


					THE PARTICIPATING BANKS:

					BARCLAYS BANK PLC,
					  NEW YORK BRANCH


					By: /S/ SYDNEY DENNIS

					    Title: Managing Director


					Address for Notices

					Barclays Bank PLC
					222 Broadway
					New York, New York 10038
					Attention:	Sydney Dennis
					Telephone:	(212) 412-2570
					Fax:		(212) 412-6709

					SWISS BANK CORPORATION,
					  STAMFORD BRANCH


					By: /S/ WILLIAM A. ROCHE

					     Title: Director

By: /S/ DAVID C. HEMINGWAY
					     Title: Director



					Address for Notices

					Swiss Bank Corporation
					677 Washington Boulevard
Stamford, Connecticut   06912

					Attention:	Darryl M. Monasebian
					Telephone:	(203) 819-8005
					Fax:		(203) 819-8610

					BANK OF AMERICA NATIONAL
					 TRUST AND SAVINGS ASSOCIATION


					By: /S/ VERN HOWARD

					     Title: Managing Director



					Address for Notices

					Bank of America NT & SA
					555 California Street
					San Francisco, California 94104
					Attention:	Vern Howard
					Telephone:	(415) 953-0590
					Fax:		(415) 622-0632

					LTCB TRUST COMPANY


					By: /S/ GREGORY L. HONG

					     Title: Senior Vice President



					Address for Notices

					LTCB Trust Company
					165 Broadway, 49th Floor
					New York, New York 10006
					Attention:	Gregory H. Hong
					Telephone:	(212) 335-4534
					Fax:		(212) 608-2371

TORONTO DOMINION (NEW YORK), INC.


					By: /S/ DEBBIE A. GREENE

					     Title: Vice President



					Address for Notices

					The Toronto-Dominion Bank
					909 Fannin Street, Suite 1700
					Houston, Texas 77010
					Attention:	Debbie Greene
					Telephone:	(713) 653-8250
					Fax:		(713) 951-9921

					UNION BANK OF CALIFORNIA


					By: /S/ KARYSSA M. BRITTON

					     Title: Vice President



					Address for Notices

					Union Bank of California
					445 S. Figueroa Street, 15th Floor
					Los Angeles, CA 90071
					Attention:	John M. Edmonston
					Telephone:	(213) 236-5809
					Fax:		(213) 236-4096

					THE BANK OF NOVA SCOTIA


					By: /S/FRAN PITCHLEY

					     Title:



					Address for Notices

					The Bank of Nova Scotia
					28 State Street, 17th Floor
					Boston, Massachusetts 02109
					Attention:	Paula A. MacDonald
					Telephone:	(617) 624-7613
					Fax:		(617) 624-7607

					THE CHASE MANHATTAN BANK


					By: /S/ PAUL V. FARRELL

					     Title: Vice President



					Address for Notices

					The Chase Manhattan Bank
					270 Park Avenue
					New York, New York 10017
					Attention:	Paul V. Farrell
					Telephone:	(212) 270-7653
					Fax:		(212) 270-3089

					CITIBANK, N.A.


					By: /S/ ROBERT J. HARRITY, JR.

					     Title: Managing Director



					Address for Notices

					Citibank, N.A.
					399 Park Avenue
4th Floor, Zone 20
					New York, New York 10043
					Attention:	Robert J. Harrity, Jr.
					Telephone:	(212) 559-6482
					Fax:		(212) 793-6130

BANKBOSTON, N.A.


					By: /S/ MICHAEL M. PARKER

					     Title: Managing Director



					Address for Notices

					BankBoston, N.A.
					100 Federal Street, M/S 01-08-04
					Boston, MA 02110
					Attention:	Michael M. Parker
					Telephone:	(617) 434-7829
					Fax:		(617) 434-3652

THE FIRST NATIONAL BANK OF CHICAGO


					By: /S/ MADELEINE N. PEMBER

					     Title: Assistant Vice President



					Address for Notices

					The First National Bank of Chicago
					One First National Plaza, Suite 0363
					Chicago, Illinois 60670
					Attention:	Kenneth J. Bauer
					Telephone:	(312) 732-6282
					Fax:		(312) 732-3055

					THE FUJI BANK, LIMITED


					By: /S/ RAYMOND VENTURA

					     Title: Vice President & Manager




					Address for Notices

					The Fuji Bank, Limited
					Two World Trade Center
					New York, New York 10048
					Attention:	Michael Gebauer
					Telephone:	(212) 898-2064
					Fax:		(212) 321-9407

					THE INDUSTRIAL BANK OF JAPAN
					  TRUST COMPANY


					By: /S/ JOHN DIPPO

					     Title: Senior Vice President



					Address for Notices

					The Industrial Bank of Japan Trust Company
					1251 Avenue of the Americas
					New York, New York 10020-1104
					Attention:	John Cunningham
					Telephone:	(212) 282-3411
					Fax:		(212) 282-4988

					THE NIPPON CREDIT BANK, LTD.


					By: /S/ KOICHI SUNAGAWA

					     Title: Representative




					Address for Notices

					The Nippon Credit Bank, Ltd.
					101 East 52nd Street, 14th Floor
					New York, New York 10022
					Attention:	Koichi Sunagawa
					Telephone:	(212) 751-7330
					Fax:		(212) 751-0987

					FLEET NATIONAL BANK


					By: /S/ DANIEL D. BUTLER

					     Title: Vice President



					Address for Notices

					Fleet Bank
					40 Westminster Street
					Mail Stop: RI OP T05A
Providence, Rhode Island 02903-4963
					Attention:	Fred N. Manning
					Telephone:	(401) 459-4845
					Fax:		(401) 459-4963

					SOCIETE GENERALE


					By: /S/GORDON EADON

					     Title:VICE PRESIDENT




					Address for Notices

					Societe Generale
					1221 Avenue of the Americas
					New York, New York 10020
					Attention: Gordon Eadon
					Telephone:	(212) 278-6880
					Fax: 		(212) 278-7430
					THE SUMITOMO BANK, LIMITED,
					  NEW YORK BRANCH


					By: /S/ KAZUYOSHI OGAWA

					     Title: Joint General Manager



					Address for Notices

					The Sumitomo Bank, Limited,
					New York Branch
					277 Park Avenue
					New York, New York 10172
					Attention:	J. Bruce Meredith
					Telephone:	(212) 244-4129
					Fax:		(212) 224-5188

					MELLON BANK, N.A.


					By: /S/ KURT HEWETT

					     Title: Vice President



					Address for Notices

					Mellon Bank, N.A.
					One Mellon Bank Center, Room 4425
					Pittsburgh, Pennsylvania 15258
					Attention:	Kurt Hewett
					Telephone:	(412) 234-7355
					Fax:		(412) 234-0286

					CREDIT LYONNAIS (NEW YORK)


By: /S/ ALAN SIDRANE

					     Title: Senior Vice President



					Address for Notices

					Credit Lyonnais (New York)
					1301 Avenue of the Americas
					New York, New York 10019
					Attention:	David Bonington
					Telephone:	(212) 261-7861
					Fax:		(212) 261-3259
THE YASUDA TRUST AND BANKING
					  CO., LTD., NEW YORK BRANCH


					By: /S/ ROHN LAUDENSCHLAGER

					     Title: Senior Vice President




					Address for Notices

					The Yasuda Trust and Banking Co., Ltd.,
					New York Branch
					666 Fifth Avenue, Suite 801
					New York, New York 10103
					Attention:	Rohn Laudenschlager
					Telephone:	(212) 373-5713
					Fax:  		(212) 373-5796